UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE PANTRY, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

THE PANTRY, INC.
305 Gregson Drive
Cary, North Carolina 27511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 15, 2011

You are cordially invited to attend the Annual Meeting of Stockholders of The Pantry, Inc., which will be held on Tuesday, March 15, 2011 at 10:00 a.m. Eastern Time, at The Residence Inn by Marriott, 2900 Regency Parkway, Cary, North Carolina 27518, for the following purposes:

•	To elect ten nominees to serve as directors each for a term of one year or until his or her successor is duly elected and qualified;

•	To hold an advisory vote on executive compensation;

•	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

•
To ratify the action of the Audit Committee in appointing Deloitte & Touche LLP as our and our subsidiaries’ independent registered public accounting firm for the fiscal year ending September 29, 2011; and

•	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on January 19, 2011, are entitled to notice of, and to vote at, the annual meeting and any and all adjournments or postponements thereof.  A list of stockholders entitled to vote at the annual meeting will be available for inspection at The Residence Inn by Marriott for at least 10 days prior to the annual meeting, and will also be available for inspection at the annual meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about February 3, 2011, our Board of Directors expects to mail our stockholders either (i) a copy of our Proxy Statement, including this Notice of Annual Meeting, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice”), which will indicate how to access our proxy materials on the Internet.

Whether or not you plan to attend the annual meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. If you execute a proxy by telephone, over the Internet or by mailing in a proxy card, but later decide to attend the annual meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.  Submitting a proxy or voting by telephone or over the Internet will not prevent you from attending the annual meeting and voting in person if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors

Mark R. Bierley
Senior Vice President, Chief Financial Officer and Secretary

Cary, North Carolina
January 28, 2011

THE PANTRY, INC.

305 Gregson Drive
Cary, North Carolina 27511

PROXY STATEMENT

ANNUAL MEETING

General Information

The enclosed proxy is solicited by and on behalf of our Board of Directors (our “Board”) for our annual meeting to be held on Tuesday, March 15, 2011, at 10:00 a.m. Eastern Time, at The Residence Inn by Marriott, 2900 Regency Parkway, Cary, North Carolina 27518. Directions to The Residence Inn by Marriott are contained at the end of this Proxy Statement.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about February 3, 2011, our Board expects to mail our stockholders either (i) a copy of this Proxy Statement, including the Notice of Annual Meeting attached hereto, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice”), each in connection with the solicitation of proxies by our Board for use at the March 15, 2011 annual meeting and any adjournments or postponements thereof.  On the date of mailing, we will make our Proxy Statement, including the Notice of Annual Meeting attached hereto, and our Annual Report publicly available at www.proxyvote.com.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials on the Internet. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Purposes of Annual Meeting

The principal purposes of the annual meeting are to:

•	elect ten nominees to serve as directors each for a term of one year or until his or her successor is duly elected and qualified;

•	hold an advisory vote on executive compensation;

•	hold an advisory vote on the frequency of future advisory votes on executive compensation;

•
ratify the action of the Audit Committee in appointing Deloitte & Touche LLP as our and our subsidiaries’ independent registered public accounting firm for the fiscal year ending September 29, 2011; and

•	transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Our Board knows of no other matters other than those stated above to be brought before the annual meeting. Under our Bylaws, any stockholder desiring to present a proposal for consideration at the annual meeting, including any director nomination, was required to give written notice of the proposal by a certain date. No timely proposals have been received. Should any other business properly come before the annual meeting, the persons named in the accompanying form of proxy may vote the shares represented by the proxy in their discretion, except that under the rules of the SEC no proxy may be voted for more than ten nominees to serve as directors.

VOTING PROCEDURES

Information About Votes Necessary for Action to Be Taken

Pursuant to our Bylaws, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the annual meeting will be necessary and sufficient to constitute a quorum for the transaction of business. Once a quorum is established at the annual meeting, the vote required to approve each proposal is set forth below:

• Proposal 1: “Election of Directors”	a plurality of the votes cast at the annual meeting and entitled to vote thereon

• Proposal 2: “Advisory (Nonbinding) Vote on Executive Compensation”	the affirmative vote of the holders of a majority in voting power of the shares of our stock that are present in person or by proxy and entitled to vote
• Proposal 3: “Advisory (Nonbinding) Vote on Frequency of Future Stockholder Votes on Executive Compensation”	a plurality of the votes cast at the annual meeting and entitled to vote thereon
• Proposal 4: “Ratification of Appointment of Independent Public Accountants”; and any other matter to properly come before the annual meeting	the affirmative vote of the holders of a majority in voting power of the shares of our stock that are present in person or by proxy and entitled to vote

“Plurality” means, in the case of the election of directors, that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors to be chosen at the annual meeting.  In the case of the advisory (nonbinding) vote on the frequency of future stockholder votes on executive compensation, consistent with rules proposed by the Securities and Exchange Commission, “plurality” means that the stockholders will be considered as having approved, by nonbinding vote, the option that receives the largest number of votes cast, even if less than a majority.  Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will not be included in determining which nominees  or frequency receive the highest number of votes.  A properly executed proxy that withholds authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Non-votes by banks, brokerage houses, custodians, nominees and other fiduciaries (“broker non-votes”) and abstentions will be counted for the purpose of determining whether a quorum is present, but broker non-votes will not be included for purposes of determining whether stockholder approval of a matter has been obtained. Because abstentions with respect to any matter are treated as shares present in person or represented by proxy and entitled to vote for the purposes of determining whether that matter has been approved by stockholders, abstentions will have the same effect as negative votes for Proposal 2 and Proposal 4.

Record Date and Persons Entitled to Vote

Our Board has fixed the close of business on January 19, 2011, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting and all adjournments or postponements thereof. Only holders of our outstanding common stock as of the close of business on the record date are entitled to vote at the annual meeting.  As of the close of business on January 26, 2011, there were 22,937,253  shares of our common stock outstanding. On all matters to come before the annual meeting, each holder of common stock will be entitled to vote at the annual meeting and will be entitled to one vote for each share owned.  Stockholders do not have cumulative voting rights.

How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•
Voting by Internet. You can vote over the Internet using the directions on your proxy card or Notice by accessing the website address printed on the card or Notice, as applicable. The deadline for voting over the Internet is Monday, March 14, 2011, at 11:59 p.m. Eastern Time. If you received a proxy card and vote over the Internet, you need not return your proxy card.

•
Voting by Telephone. If you received your proxy materials by mail, you can vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is Monday, March 14, 2011, at 11:59 p.m. Eastern Time. If you received a proxy card and you vote by telephone, you need not return your proxy card.

•
Voting by Proxy Card. If you received your proxy materials by mail, you can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Monday, March 14, 2011.

•
Voting in Person. You can vote in person at the annual meeting if you are the record owner of the shares to be voted. You can also vote in person at the annual meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

How You Can Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

For shares held in “street name” through a broker, bank or other nominee, the broker, bank or nominee will not be permitted to exercise voting discretion, if it does not receive voting instructions from the beneficial holder, with respect to Proposals 1, 2 and 3.  Thus, if stockholders do not give their broker, bank or nominee specific instructions, including with respect to director elections, their shares will not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

How Your Proxy Will Be Voted

If you vote by proxy, the proxy holders will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director, whether your shares should be voted for or against the advisory (nonbinding) resolution approving executive compensation, whether your shares should be voted for the advisory (nonbinding) vote on the frequency of future stockholder advisory votes on executive compensation to be held annually, biennially or triennially and whether your shares should be voted for or against the ratification of Deloitte & Touche LLP as our and our subsidiaries’ independent registered public accounting firm for the fiscal year ending September 29, 2011 (“fiscal 2011”).  If the proxy card is signed and returned, but voting directions are not made, the proxy holders named on the enclosed proxy card will vote for you, and they will vote in favor of  Proposals 1, 2 and 4 set forth in the accompanying “Notice of Annual Meeting of Stockholders,” in favor of “1 YEAR” for Proposal 3, and in such manner as the proxy holders in their discretion determine upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

How You Can Revoke Your Proxy and Change Your Vote

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:

•	attending the annual meeting and voting in person;
•	delivering a written revocation to our Secretary;
•	timely submitting another signed proxy card bearing a later date; or
•	timely voting by telephone or over the Internet as described above.

Your most current proxy card or telephone or Internet proxy is the one that will be counted.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, as of January 26, 2011 (or earlier date for information based on SEC filings), regarding shares of our common stock owned of record or known to us to be beneficially owned by:

•	each of our directors;
•	our chief executive officer, our chief financial officer and each of our other named executive officers (as defined below);
•	all those known by us to beneficially own more than 5% of our outstanding common stock; and
•	all of our executive officers and directors as a group.

Except as otherwise indicated:

•
the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable; and

•	the address of each of the stockholders listed in this table is as follows: c/o The Pantry, Inc., P.O. Box 8019, 305 Gregson Drive, Cary, North Carolina 27511.

The percentages shown below have been calculated based on  22,937,253 total shares of our common stock, $.01 par value, outstanding as of January 26, 2011.  The information in this table is based solely on statements in filings with the SEC or other information believed by our company to be reliable.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Class
T. Rowe Price Associates, Inc.(2)	1,787,919	7.8%
OZ Management LP (3)	1,471,682	6.4%
Robeco Investment Management, Inc. (4)	1,310,295	5.7%
BlackRock, Inc. (5)	1,190,703	5.2%
Terrance M. Marks (6)	134,965	*
Mark R. Bierley (7)	32,614	*
Keith S. Bell (8)	121,632	*
Paul M. Lemerise (9)	34,521	*
Frank G. Paci (10)	139,876	*
R. Brad Williams (11)	106,745	*
Robert F. Bernstock(12)	44,727	*
Paul L. Brunswick (13)	38,061	*
Wilfred A. Finnegan (14)	33,227	*
Edwin J. Holman (15)	34,727	*
Terry L. McElroy (16)	33,847	*
Mark D. Miles (17)	29,727	*
Bryan E. Monkhouse (18)	35,494	*
Thomas M. Murnane (19)	50,464	*
Maria C. Richter (20)	30,637	*
All directors and executive officers as a group (16 individuals)(21)	815,445	3.6%

*		Less than 1.0%

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of January 28, 2011, through the exercise of any stock option or other rights. Any shares that a person has the right to acquire within 60 days of January 28, 2011 are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Such shares are described below as being subject to presently exercisable stock options.

(2)
The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on February 12, 2010 by T. Rowe Price Associates, Inc. (“T. Rowe Price”).  T. Rowe Price has sole dispositive power over all 1,787,919 shares and sole voting power over 384,219 shares.  The business address of T. Rowe Price is 100 East Pratt Street, Baltimore, Maryland 21202.

(3)
The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on February 16, 2010 jointly by OZ Management LP (“OZ”), Och-Ziff Holding Corporation (“OZHC”), Och-Ziff Capital Management Group LLC (“OCMG”), Daniel S. Och and OZ Master Fund, Ltd. (“OZ Master Fund”).  OZ Master Fund has sole voting and dispositive power over the 1,471,682 shares it holds.  OZ serves as principal investment manager to a number of investment funds and discretionary accounts (including OZ Master Fund) with respect to which it has voting and dispositive authority over 1,471,682 shares of our common stock.  Mr. Och is the Chief Executive Officer and Executive Managing Director of OCMG, which is the sole shareholder of OZHC.  OZHC is the sole shareholder of OZ.  Mr. Och, OZHC and OZ may be deemed the beneficial owner of the shares.  The business address of each of OZ, OZHC, OCMG and Mr. Och is 9 West 57th Street, 39th Floor, New York, New York 10019.  The business address for OZ Master Fund is c/o Goldman Sachs (Cayman) Trust, Ltd., P.O. Box 896, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, Grand Cayman, Cayman Islands.

(4)
The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G filed with the SEC on February 12, 2010 by Robeco Investment Management, Inc. (“Robeco”).  Robeco has sole dispositive power over all 1,310,295 shares and sole voting power over 808,295 shares.  The business address of Robeco is 909 Third Avenue, New York, New York 10022.

(5)
The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. (“BlackRock”).  BlackRock has sole dispositive power over all 1,190,703 shares and sole voting power over 1,190,703 shares.  The business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(6)	Includes 111,632 shares of common stock subject to time or performance based vesting restrictions and 23,333 shares of common stock subject to presently exercisable stock options.
(7)	Includes 32,614 shares of common stock subject to time or performance based vesting restrictions.
(8)	Includes 47,762 of common stock subject to time or performance based vesting restrictions and 73,870 shares of common stock subject to presently exercisable stock options.
(9)	Includes 34,521 shares of common stock subject to time or performance based vesting restrictions.
(10)	Includes 38,862 shares of common stock subject to time-based vesting restrictions and 101,014 shares of common stock subject to presently exercisable stock options.
(11)	Includes 44,571 shares of common stock subject to time-based vesting restrictions and 62,174 shares of common stock subject to presently exercisable stock options.
(12)	Includes 14,263 shares of common stock, 5,464 shares of common stock subject to time-based vesting restrictions and 25,000 shares of common stock subject to presently exercisable stock options.
(13)	Includes 7,597 shares of common stock, 5,464 shares of common stock subject to time-based vesting restrictions and 25,000 shares of common stock subject to presently exercisable stock options.
(14)	Includes 7,763 shares of common stock, 5,464 shares of common stock subject to time-based vesting restrictions and 20,000 shares of common stock subject to presently exercisable stock options.
(15)	Includes 4,263 shares of common stock, 5,464 shares of common stock subject to time-based vesting restrictions and 25,000 shares of common stock subject to presently exercisable stock options.
(16)	Includes 8,383 shares of common stock, 5,464 shares of common stock subject to time-based vesting restrictions and 20,000 shares of common stock subject to presently exercisable stock options.

(17)	Includes 4,263 shares of common stock, 5,464 shares of common stock subject to time-based vesting restrictions and 20,000 shares of common stock subject to presently exercisable stock options.
(18)	Includes 3,363 shares of common stock, 5,464 shares of common stock subject to time-based vesting restrictions and 26,667 shares of common stock subject to presently exercisable stock options.
(19)	Includes 10,000 shares of common stock, 5,464 shares of common stock subject to time-based vesting restrictions and 35,000 shares of common stock subject to presently exercisable stock options.
(20)	Includes 5,173 shares of common stock, 5,464 shares of common stock subject to time-based vesting restrictions and 20,000 shares of common stock subject to presently exercisable stock options.
(21)
Includes 65,068 shares of common stock, 376,044 shares of common stock subject to presently exercisable stock options and 374,333 share of common stock subject to time or performance based vesting restrictions.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

Our Board oversees our business and affairs and monitors the performance of management. In accordance with traditional corporate governance principles, our Board does not involve itself in our day-to-day operations. Instead, directors keep themselves informed through, among other things, discussions with our chief executive officer, other key executives and principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), reading reports and other materials that are provided to them and by participating in Board and committee meetings. Our directors are elected annually and hold office for a period of one year or until their successors are duly elected and qualified.

There are no family relationships among our directors or executive officers. There are no material proceedings to which any of our directors, officers or affiliates, or any of their associates, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

To our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Determination of Independence

Our Board, in its business judgment, has made an affirmative determination that each of Robert F. Bernstock, Paul L. Brunswick, Wilfred A. Finnegan, Edwin J. Holman (Chairman), Terry L. McElroy, Mark D. Miles, Bryan E. Monkhouse, Thomas M. Murnane and Maria C. Richter (all of our non-employee directors) meet the definition of “independent director” under applicable NASDAQ Listing Rules.  In determining director independence, our Board broadly considers all relevant facts and circumstances, including NASDAQ Listing Rules and SEC rules, which require disclosure of the existence of “related person” transactions above certain thresholds between a director and our company. Our Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free from any relationship with us or our management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest.

Board Meetings

Our Board met eleven times during the fiscal year ended September 30, 2010 (“fiscal 2010”). Each director attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings of committees of the Board on which such member served, during the period of such member’s service.  During fiscal 2010, our independent directors held four meetings separate from management.

Policy on Attendance at Annual Meetings of Stockholders.    We do not have a stated policy, but encourage our directors to attend each annual meeting of stockholders. At last year’s annual meeting of stockholders, held on March 16, 2010, eight of our directors were present and in attendance.

Board Committees

During fiscal 2010, the Board had five standing committees: the Finance and Investment Committee (which was formed in January 2010), the Executive Committee (which was disbanded in January 2010), the Audit Committee, the Compensation and Organization Committee (the “CO Committee”) and the Corporate Governance and Nominating Committee.

Executive Committee.    The Executive Committee was established by our Board for the purpose of evaluating and approving certain defined transactions and new major supplier/vendor agreements between regular meetings of the Board. The members of the Executive Committee during fiscal 2010 were Wilfred A. Finnegan, Edwin J. Holman, Terry L. McElroy, Thomas M. Murnane and Maria C. Richter.  The Executive Committee met two times in fiscal 2010 and was disbanded by the Board in January 2010.

Finance and Investment Committee.  The Finance and Investment Committee was established by our Board in January 2010 for the purpose of overseeing and reviewing our financial plans and policies, financial structure and acquisition and divestiture strategies and transactions.  The members of the Finance and Investment Committee are Wilfred A. Finnegan (Chairperson), Paul L. Brunswick, Maria C. Richter, Robert F. Bernstock and Terrance M. Marks.

Audit Committee.    The Audit Committee was established by our Board for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. The responsibilities of the Audit Committee are set forth in a written charter, which is available on our website at www.thepantry.com. These responsibilities include, without limitation, (i) reviewing our systems of internal control over financial reporting with management and the independent registered public accounting firm, (ii) overseeing our internal audit function, (iii) selecting and evaluating our independent registered public accounting firm and approving the fees paid for audit and non-audit services, (iv) reviewing issues related to our financial statements and audit letters provided by our independent public accountants and (v) reviewing and approving all “related person transactions,” defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

The members of the Audit Committee are Paul L. Brunswick (Chairperson), Wilfred A. Finnegan, Terry L. McElroy, Bryan E. Monkhouse and Thomas M. Murnane.   Our Board, in its business judgment, has made an affirmative determination that each member of the Audit Committee is an “independent director” as that term is defined by applicable NASDAQ Listing Rules, including the special independence requirements applicable to Audit Committee members. Our Board has also determined that Mr. Brunswick is an “Audit Committee financial expert” as such term is defined in the Exchange Act.

The Audit Committee met eleven times during fiscal 2010. For additional information regarding the Audit Committee, see the “Audit Committee Report” below.

Compensation and Organization Committee.    The CO Committee is responsible for establishing and administering our policies, programs and procedures for annual and long-term executive and director compensation, including reviewing and approving any additions or changes to employee benefit programs impacting executive or director compensation. The responsibilities of the CO Committee are set forth in a written charter, which is available on our website at www.thepantry.com. The members of the CO Committee are Robert F. Bernstock (Chairman), Edwin J. Holman, Terry L. McElroy and Mark D. Miles.  None of the members of the CO Committee are employed by us, and our Board, in its business judgment, has determined that each member of the CO Committee is an “independent director” as that term is defined by applicable NASDAQ Listing Rules.  During fiscal 2010, the CO Committee met fifteen times.

Although the CO Committee has not been authorized to delegate its duties and responsibilities to other persons, the CO Committee has the authority to retain compensation and/or benefits consultants, outside counsel and other advisors to assist the CO Committee in carrying out its duties and responsibilities.  For additional information regarding the CO Committee, see “Compensation—Compensation Discussion and Analysis” and “Compensation—Compensation Committee Report” below.

Corporate Governance and Nominating Committee.    Our Board has established the Corporate Governance and Nominating Committee to assist the Board by (i) identifying and evaluating individuals qualified to become members of the Board and recommending qualified individuals for nomination to the Board and to each of its committees and (ii) ensuring the highest standards of good corporate governance by, among other things, reviewing and evaluating our corporate governance policies and procedures and recommending to the Board any changes to such policies and procedures that it deems necessary.

The members of the Corporate Governance and Nominating Committee are Thomas M. Murnane (Chairperson), Edwin J. Holman, Mark D. Miles, Bryan E. Monkhouse and Maria C. Richter.  Messrs. Robert F. Bernstock and Paul L. Brunswick served on the Corporate Governance and Nominating Committee during fiscal 2010 as well.  Our Board, in its business judgment, has determined that each current member of the Corporate Governance and Nominating Committee and each member of the Corporate Governance and Nominating Committee during fiscal 2010 is an “independent director” as that term is defined by applicable NASDAQ Listing Rules. The Corporate Governance and Nominating Committee met eight times during fiscal 2010.

The Corporate Governance and Nominating Committee acts under a written charter, which is available on our website at www.thepantry.com, specifying its scope and purpose, including, among other things, (i) assisting the Board in identifying, interviewing and recruiting qualified director candidates; (ii) annually presenting to the Board a list of individuals recommended for nomination to the Board at the annual meeting of stockholders based on the committee’s review of those qualifications it deems necessary for service as a member of the Board; (iii) monitoring the independence of the Board; (iv) adopting (and periodically reviewing) a code of business conduct and ethics to ensure continued compliance with applicable legal, SEC and NASDAQ standards as well as corporate best practices; (v) periodically reviewing our public reporting and disclosure policies and procedures; and (vi) developing and implementing (and periodically reviewing) legal compliance policies and procedures for reporting evidence of material violations of securities laws, as required by the Sarbanes-Oxley Act and SEC regulations promulgated thereunder.

The Corporate Governance and Nominating Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and capability. The committee identifies nominees by first evaluating the current members of the Board who are willing to continue in service, balancing the value of continuity of service by existing members with that of obtaining a new perspective. The committee believes that the continuing service of Board members promotes stability and continuity in the boardroom and gives us the benefit of their familiarity and insight into our business. Accordingly, it is generally the policy of the committee to nominate qualified incumbent directors who wish to continue in service, so long as such directors (i) satisfy the committee’s criteria for membership on the Board and (ii) in the opinion of the committee, will continue to make important contributions to the Board. If (i) any member of the Board does not wish to continue in service, (ii) the committee or the Board decides not to re-nominate a member for re-election or (iii) the size of the Board is increased, the committee generally will solicit suggestions for director candidates from all Board members and will consult with its professional advisors and the National Association of Corporate Directors for potential nominees. The committee may also engage a search firm to assist in identifying qualified candidates; where such a search firm is engaged, the committee will set the fees and the scope of the engagement.

Candidates for director are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers age, skills and such other factors as it deems appropriate given our current needs and the current needs of our Board to maintain a balance of knowledge, experience and capability.  While the Corporate Governance and Nominating Committee does not have a formal or informal diversity policy, the Corporate Governance and Nominations Committee recognizes the value of a diverse Board of Directors and considers diversity, among the other factors indicated above, when assessing potential candidates for our Board of Directors.  The Corporate Governance and Nominating Committee considers diversity to include cultural, gender and ethnic diversity, as well as diversity of experience, viewpoints and education. The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including business experience, high moral character as well as the ability to read and understand basic financial statements; however, the committee retains the right to modify these minimum qualifications from time to time. The Corporate Governance and Nominating Committee recommended the slate of directors proposed for election at the annual meeting, which was unanimously approved by the Board, including unanimous approval by the independent members of the Board.

The policy of the Corporate Governance and Nominating Committee (and the Board generally) is to consider written nominations of candidates for election to the Board properly submitted by stockholders; however, it does not actively solicit such nominations. Pursuant to our Bylaws, stockholders must comply with certain procedures in connection with any nominations to the Board, which are summarized below under “Procedure for Nominations of Directors.” The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate is recommended by a stockholder or otherwise.

Procedure for Nominations of Directors

Our Bylaws provide procedures for the nomination of directors. Our Bylaws provide that nominations for the election of directors may only be made by the Board or, if certain procedures are followed, by any stockholder who is entitled to vote generally in the election of directors. Any stockholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting of stockholders only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to our Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting). Each such notice of a stockholder’s intent to nominate a director must set forth certain information as specified in our Bylaws and for the 2012 Annual Meeting of Stockholders must also be submitted in the time frame described below under “Submission of Stockholder Proposals for 2012 Annual Meeting of Stockholders”.

Board Leadership Structure

Our Board does not have a policy regarding whether the roles of Chairman and Chief Executive Officer should be separate because our Board believes it is in the best interests of our company to retain the flexibility to have a separate Chairman and Chief Executive Officer or, if circumstances dictate, to combine the roles of Chairman and Chief Executive Officer.  Currently, our Board has determined that it is appropriate for our Chairman to be an independent director.  This allows Mr. Marks, who joined us as CEO at the beginning of fiscal 2010, to focus on leading our business and operations and formulating our strategy, and Mr. Holman, our Chairman, to focus on leading our Board’s oversight of our strategy and performance.  As Chairman, Mr. Holman presides over and calls meetings of our Board and sets the agendas for these meetings in collaboration with our Chief Executive Officer.  Further. Mr. Holman presides over meetings of our independent directors.  Our Board believes that having Mr. Holman as our Chairman provides enhanced independent oversight at the Board level, provides for Mr. Holman to serve as the principal liaison between the independent directors and management and allows for a collaborative relationship between our Chief Executive Officer and Chairman.  Further, our Board believes that independent oversight is strengthened by our Audit Committee, Compensation and Organization Committee and Corporate Governance and Nominating Committee, each of which consists solely of independent directors.  Our Board believes this leadership structure, consisting of an independent Chairman and independent committees, enhances the Board’s ability to oversee strategic and enterprise risk from a non-management, independent viewpoint, as discussed below.

Board’s Role in Risk Oversight

Our Board, acting through itself or one or more of its committees, actively oversees enterprise risk management to ensure that we maintain an effective risk management program.  Our Board’s role in risk oversight is consistent with our overall leadership structure—management is responsible for assessing and managing our risk exposures, and our Board maintains an oversight role, executed through open communication with management and independent oversight of strategic risks.  To facilitate its oversight, our Board has delegated certain functions, including the oversight of risks related to these functions, to its committees as follows:

•
Corporate Governance and Nominating Committee:  Our Corporate Governance and Nominating Committee oversees our general risk management process and also reviews management’s evaluation of strategic, operational, legal and compliance-oriented risks.  Our Corporate Governance and Nominating Committee annually reviews a survey and evaluation of enterprise risk conducted by our Risk Management Department, which focuses on identifying risks in the four following areas:  (1) strategic, (2) financial, (3) operational and (4) governance.  The Corporate Governance and Nominating Committee then discusses the information in the survey with the full Board.  As part of its general risk management oversight role, the Corporate Governance and Nominating Committee receives updates at or between its meetings from the Vice President of Risk Management, the Chief Financial Officer, internal legal counsel and the Chief Executive Officer on matters related to risk.

•
Audit Committee:  Our Audit Committee oversees the financial risks related to the integrity of our financial statements, accounting and financial reporting process and financial statement audits, including our internal controls over financial reporting.  In addition, our Audit Committee monitors risk related to our internal accounting staff and external independent auditors and our information technology systems.  The Audit Committee reviews our policies with respect to the identification, evaluation and management of material risks related to our company’s financial reporting, the carrying value of the company’s assets, and other matters believed to involve a substantial risk of material adverse impact on the company’s financial condition or reported financial results.  Among other things, the Audit Committee, as contemplated by its charter, reviews with management and the independent auditor our financial statements and our certification process for periodic reports, oversees our internal audit, periodically reviews with management and the independent auditor the adequacy and effectiveness of our internal controls and potential for exposure to fraud and meets periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures.

•
Finance and Investment Committee:  Our Finance and Investment Committee oversees the financial risks related to our financial plans and policies and our capital structure.  Specifically, the Finance and Investment Committee periodically reviews our corporate financing matters and financial structures and oversees our treasury activities in light of our risk exposures and financial policies.

•
Compensation and Organization Committee:  Our CO Committee oversees risks associated with the people who are necessary to effectively execute our business strategy, including risks presented by our compensation program.  Specifically, the CO Committee reviews and maintains oversight of our overall compensation policies and practices and recommends adjustments to our Board necessary to manage the risks arising from such policies and practices.

Each of these committees reports directly to our Board with respect to the risk categories it oversees.  These ongoing discussions enable our Board to monitor our risk exposure and evaluate our risk mitigation efforts.

Compensation Program Risk Assessment

We regularly assess risks related to our compensation programs, and our CO Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our officers’ and employees’ compensation.  Based on our assessments of our compensation program, we have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Additionally, in fiscal 2010, the CO Committee directed management to analyze, and engaged our independent compensation consultant to assist management with analyzing, the design and administration of our compensation programs with regard to financial risk, reputational risk, operational risk and regulatory risk.  The review focused on four key areas of our compensation program:  performance metrics, compensation mix, program design and governance.  The CO Committee reviewed the analysis and the information presented by management and our independent compensation consultant, and the CO Committee considered the following compensation program attributes as mitigating risk-taking incentives:

•	Our executive compensation program is overseen by a committee of independent directors;
•	Base salaries payable to our officers and employees are fixed and do not create any incentive for risk-taking;
•
Our incentive-based cash compensation program for officers, including executive officers, contains a blend of performance measures designed to motivate sustained performance in key strategic areas, has a capped payout and contains a collar on certain performance measures to prevent windfall payments;

•
Our equity awards align the interests of our officers with our stockholders, and in fiscal 2011, our performance-based equity awards involve both short-term and longer-term performance periods and goals;

•
Our stock ownership guidelines serve to further align senior management’s incentives with our stockholders and ensure that senior management is committed to long-term performance and sustained stock price appreciation as senior management would lose value if our stock price declined due to inappropriate or unnecessary risk taking;

•
Compensation programs at place in our business units have metrics that are a blend of profit, efficiency and growth and are intended to align the incentives of business unit managers and employees with our overall corporate strategy; and

•	Executive officers are not permitted to enter into hedging transactions involving our stock.

Following our risk assessment in fiscal 2010, our CO Committee recommended, and our Board approved, the adoption of a compensation clawback policy as discussed below in our Compensation Discussion and Analysis.  Our Board believes such a policy will further serve to limit incentives for unnecessary risk-taking as compensation paid based on earnings that are misstated will be recovered from our executive officers.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. Our Code of Business Conduct and Ethics, which is available on our website at www.thepantry.com, is available free of charge upon written request to the attention of our Secretary, by mail addressed to The Pantry, Inc., 305 Gregson Drive, Cary, North Carolina 27511, or by telephone at (919) 774-6700. Consistent with Item 5.05 of Form 8-K, if we amend or grant any waiver from a provision of our Code of Business Conduct and Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver, including by posting such amendment or waiver on our website at www.thepantry.com or by filing a Current Report on Form 8-K.

Stockholder Communications

Our stockholders may communicate directly with the members of the Board or the individual chairperson of standing Board committees by writing directly to those individuals at the following address: The Pantry, Inc., 305 Gregson Drive, Cary, North Carolina 27511. Our general policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual unless we believe the communication may pose a security risk.

PROPOSAL 1:    ELECTION OF DIRECTORS

Pursuant to our Bylaws, our Board has fixed the size of our Board at ten members and has approved the nomination of the following ten directors for election at the annual meeting to serve for a period of one year or until the election and qualification of their successors: Robert F. Bernstock, Paul L. Brunswick, Wilfred A. Finnegan, Edwin J. Holman, Terrance M. Marks, Terry L. McElroy, Mark D. Miles, Bryan E. Monkhouse, Thomas M. Murnane and Maria C. Richter.

All of the directors elected to our Board at our March 16, 2010 annual meeting are standing for re-election.

Our Board has no reason to believe that the persons named above as nominees will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies voted for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by our Board.

Directors and Director Nominees

The following table and accompanying biographies provide information on our nominees for election to the Board at the annual meeting:

Name	Age	Year First Elected Director	Position

Edwin J. Holman	64	2005	Chairman of the Board
Robert F. Bernstock	60	2005	Director
Paul L. Brunswick	71	2003	Director
Wilfred A. Finnegan	52	2006	Director
Terrance M. Marks	50	2009	President, Chief Executive Officer and Director
Terry L. McElroy	62	2006	Director
Mark D. Miles	57	2006	Director
Bryan E. Monkhouse	66	2004	Director
Thomas M. Murnane	63	2002	Director
Maria C. Ritcher	56	2006	Director

Edwin J. Holman was named Chairman of our Board on September 17, 2009. He has served on our Board since October 2005 and is currently a member of our CO Committee and our Corporate Governance and Nominating Committee.  He has also served as Chairman of our CO Committee and as a member of our Executive Committee, the duties and responsibilities of which are now encompassed by our new Finance and Investment Committee. We believe Mr. Holman is especially qualified for our Board, and particularly as its Chair, because of his extensive executive experience in the retail industry.  From March 2010 to the present, Mr. Holman has served as the non-executive Chairman of RGIS International, which provides retail inventory solutions.  Previously,  Mr. Holman served as Chairman and CEO (2004-August 31, 2009) of Macy’s Central, a division of Macy’s Inc. that operates 217 department stores in the Midwest and Southern United States. He also served as President and CEO of Galyan’s Trading Company, a public company (2003-2004).  Previously, Mr. Holman was the President and COO of Bloomingdale’s

(2000-2003), a division of Federated Department Stores Inc.; President and COO of Rich’s/Lazarus/Goldsmiths divisions, a division of Federated Department Stores, Inc. (1999-2000); Chairman and CEO of Petrie Retail, Inc. (1996-1999); President and COO of Woodward & Lothrop (1994-1996); Vice Chairman and COO of The Carter Hawley Hale Stores; and a senior operating executive of The Neiman Marcus Group.  Mr. Holman is well-versed in the various aspects of retail operations, and he also has high-level experience with a wide range of diverse companies, which we believe gives him very relevant skills in working with boards, overseeing management, assessing risk, and exercising diligence. Additionally, Mr. Holman’s substantive experience gives him a solid foundation from which to advise our company with respect to its numerous and diverse retail vendors, and his experience overseeing multiple retail stores under the same brand meshes with our business model organizational structure, vendor relations, and multiple retail store operations, making him an excellent fit for our Board and a prime choice as its Chair.  Further, his diverse executive experience has prepared him to respond to complex financial and operational challenges, which we believe adds significant value to the critical skill sets needed by our CO and Corporate Governance and Nominating Committees, as well as our Board as a whole, to help our company succeed in such a highly competitive marketplace. Finally, in addition to serving in several principal roles as employee, Mr. Holman has also served as an independent director on the boards of Office Max (2003) and Circle International (1994-2000), both public companies.  During his tenure as director at Circle International, he served as Chairman of the Audit Committee for three years and also as Chairman of the Compensation Committee for two years. As of January 18, 2010, Mr. Holman also serves on the Board of Directors of La-Z-Boy, a public company. We believe Mr. Holman’s substantial retail, executive, and operational experience, particularly at large, multi-store companies, and his prior board experience make him valuable as Chairman of our Board and member of our CO and Corporate Governance and Nominating Committees.

Robert F. Bernstock has served on our Board since October 2005, and is currently a member of our Finance and Investment Committee, and Chairman of our CO Committee.  He previously served on our Corporate Governance and Nominating Committee.  Mr. Bernstock is currently self-employed as an independent consultant.  Mr. Bernstock was president of the U.S. Postal Service Mailing and Shipping Services division from June 2008 until June 2010, which has produced in excess of $70 billion in annual revenues.  As president, he was responsible for product management, development, and retail and commercial sales and services, which required his participation in pricing, operational support, service enhancements, partnerships, and investment activities.  Mr. Bernstock’s other high level executive and director experience includes positions at SecureSheet Technologies (Chairman and CEO, 2006-2008); Scotts Miracle-Gro Company (COO and President of North America, 2003-2006); The Dial Corporation (Senior Vice President and General Manager); Campbell Soup Company (President of the U.S. Division, President of the International Division, and Executive Vice President); Vlasic Foods International (President, CEO, and Director, 1998-2001, which filed for protection under Chapter 11 of the U.S. Bankruptcy Code in 2001); Atlas Commerce, Inc. (President, CEO, and Director); and NutriSystem, Inc. (Director).  We believe this broad executive experience not only equips Mr. Bernstock well to advise our Board generally, but it also provides him (and our company) with particular advantages.  Specifically, the diversity of his corporate experience—from Scotts Miracle-Gro to Campbell Soup Company and Atlas Commerce—give him extensive experience working with diverse boards of directors and overseeing management.  This background also provides him with a collection of best practices and strategies to help inform our Board’s general corporate decision-making, our CO Committee’s specific analyses regarding executive pay and benefits, and our Finance and Investment Committee’s oversight and review of our company’s financial plans and policies and our acquisition and divestiture strategies.  We believe Mr. Bernstock’s significant experience as a director of Vlasic Foods, Atlas Commerce, Inc., and NutriSystem, Inc, as well as his high-level executive experience, qualifies him for service as a member of our Board of Directors, Chairman of our CO Committee, and member of our Finance and Investment Committee.

Paul L. Brunswick has been a director since July 2003, and is currently a member of the Finance and Investment Committee and Chairman of our Audit Committee.  He previously served on our Corporate Governance and Nominating Committee.   Mr. Brunswick is currently on the Board of Directors of Beroe, Inc., VTFLEX, Inc., and The WakeMed Foundation.  He served on the Board of Directors of Lonesource, Inc. from 2003 until March 2010.  Service on those boards has provided him with the background and experience of board processes, function, exercise of diligence, and oversight of management.  Since 1999, Mr. Brunswick has provided financial and business consulting services through his own company, General Management Advisory, and brings that expertise to our Board as well.  Further, we find Mr. Brunswick’s financial background to provide additional value to our Board and our Audit and Finance and Investment Committees.  From 1992 to 1999, Mr. Brunswick was Vice President and Chief Financial Officer of Good Mark Foods, Inc., a publicly-held meat snack manufacturer and marketer whose primary retail channel of distribution was via convenience stores, and in that role dealt with that company’s public accountants, regulatory agencies, and the Audit Committee of its Board of Directors.  Prior to 1992, he served as Chief Financial Officer of Compuchem Corporation and Photographic Sciences Corporation, and as Corporate Controller of Voplex Corporation, all publicly-held companies.  In addition, he served as director, Chair of the Audit Committee, and Chair of the Compensation Committee of Waste Industries, another public company, from 1999 to 2005.  Mr. Brunswick brings to us previous experience as Corporate Controller, Chief Financial Officer, and Audit Committee Chair, uniquely qualifying him to serve as our Audit Committee Chair and as a member of our Finance and Investment Committee.

Wilfred A. Finnegan was elected to our Board in July 2006, and is a member of our Audit Committee and Chairman of our Finance and Investment Committee.  We believe Mr. Finnegan’s experience in the financial sector and his demonstrated past board performance make him a good fit for our Board and, in particular, our Audit and Finance and Investment Committees.  Mr. Finnegan co-founded the high yield securities business at JPMorgan Chase (then Chemical Bank, and later Chase Manhattan) in 1993 and subsequently was promoted to the head of Global Leveraged Finance, where he accumulated substantial leadership and financial experience.  His later positions as Senior Advisor to The Carlyle Group, a global private equity firm (2003-2005), more recently as Managing Director (2007-2008) of GoldenTree Asset Management, LP, and as an independent consultant since 2003 further enhance his executive experience and fiscal know-how.  His committee experience at JPMorgan – as a member of the Management, Global Markets, and Market Risk committees there – provides additional experience in analyzing risk and performing financial strategic planning that we believe adds value to his participation on our Audit and Finance and Investment Committees.  Finally, Mr. Finnegan attained a B.A. and M.B.A. from Dartmouth College, one of the nation’s top undergraduate and business institutions.  We believe Mr. Finnegan’s significant executive, financial, and educational background qualifies him for service as a member of our Board, Chairman of our Finance and Investment Committee, and member of our Audit Committee, and also makes him a valuable addition to our team.

Terrance M. Marks was named our President and CEO and appointed to our Board on September 25, 2009 after working more than twenty years (1987-2008) for Coca-Cola Enterprises, Inc.  He also serves on our Finance and Investment Committee.  Mr. Marks’ experience with Coca-Cola, which has been one of our company’s major suppliers, culminated in his serving as President of the North American Group of Coca-Cola Enterprises, Inc., from 2005 to 2008, where he directed sales, marketing, finance, operations, manufacturing, distribution, supply chain, and human resources, as well as created revenue growth management capability for a $15 billion enterprise with approximately 55,000 employees.  He also served as Chairman of Coca-Cola Bottlers Sales and Services, a cross-enterprise procurement entity.  In addition to Mr. Marks having gathered experience in key corporate areas that would be an asset to any company, from his leadership positions at Coca-Cola, Mr. Marks dealt daily in the world of distribution and supply from the perspective of the distributor.  We believe this particular expertise is invaluable to our company, as contracts and negotiations with distributors are important to our business.  Mr. Marks also served as Director on the Industry Affairs Committee of The Grocery Manufacturers of America, where he gained additional experience working with directors and exercising diligence.  Our Board has determined that Mr. Marks’ significant experience with Coca-Cola Enterprises, Inc. over the past twenty years, including operational, financial, and executive roles, as well as his other executive and director roles, qualifies him for service as President, CEO, and as a member of our Board of Directors and our Finance and Investment Committee and adds value to our company.

Terry L. McElroy was named director in March 2006 and currently serves on both the CO Committee and the Audit Committee of our Board.  He has also served on our Executive Committee, the duties and responsibilities of which are now encompassed by our new Finance and Investment Committee.  Since his 2006 retirement, Mr. McElroy has been self-employed as an independent consultant.  Before his 2006 retirement, Mr. McElroy spent more than twenty-five years in multiple executive roles with McLane Company, Inc., a $34 billion supply chain services company that provides grocery and food service supply chain solutions for thousands of convenience stores, including for our company.  For the last five years of his executive experience at McLane, he was President of McLane Grocery Distribution, which has provided him the background and experience of working with a board of directors and overseeing management in addition to his substantively valuable experience in a closely-related industry.  We believe Mr. McElroy is well qualified to serve on our Board’s CO Committee and the Audit Committee.  As a former President and Vice President of Distribution at McLane, Mr. McElroy was responsible for developing and implementing corporate strategy, including how it related to compensation and benefits.  Specifically, he served on the committee that developed the first formalized position description and salary framework for the company as a whole, and he later helped develop a formal succession planning process for senior positions that contributed to successful internal promotions for almost all open positions.  During his tenure at McLane, Mr. McElroy also served on the committee that formalized the company’s beliefs and values and developed its first long-term strategic plan, and as President, he was responsible for developing and updating the strategic plan for that unit.   Further, Mr. McElroy’s extensive high-level executive experience has routinely exposed him to financial analysis and oversight, preparing him for service on our Audit Committee, which monitors regulatory financial compliance and the independence and performance of internal and external auditors.  We believe that Mr. McElroy’s broad executive experience, particularly as President and Vice President of a food service supply chain servicing convenience stores, qualifies him well to serve on our Board and on our CO and Audit Committees.

Mark D. Miles first joined our Board in January 2006 and currently serves on our CO Committee and our Corporate Governance and Nominating Committee.  Mr. Miles’ wide array of experience, both in terms of industry and position, give him a valuable perspective from which to contribute to our Board as it oversees our company’s dealings with multiple-industry vendors and the public.  For instance, since January 2006, Mr. Miles has been the President and Chief Executive Officer of Central Indiana Corporate Partnership, Inc., a not-for-profit organization of central Indiana CEOs and university presidents that seeks to foster growth and opportunity throughout the region.  Additionally, Mr. Miles is currently a director for City Financial Corporation, a holding company for City Securities, in Indianapolis, Indiana and serves on its Compensation and Audit Committees.  City Securities Corporation is Indiana’s oldest and largest, independent, full service investment firm active in investment services, money management, insurance, public finance, corporate finance, taxable fixed income, institutional sales and syndication of tax credits.  Also, .Mr. Miles is currently the Chairman of the Board of “Our 2012 Super Bowl,” the host committee of Super Bowl 2012 in Indianapolis, Indiana.  He has held numerous other executive positions in the sports industry, including fifteen years as CEO of the ATP, the official international circuit of men’s professional tennis tournaments (1990 to 2005); President of the Organizing Committee of the 1987 Pan American Games in Indianapolis; and President of the RCA Championships (formerly Indianapolis ATP tournament).  We find that this exposure to major event planning has prepared Mr. Miles to offer substantive advice in the areas of marketing and negotiating with vendors, and it also provides experience in strategically responding to complex operational and financial challenges and overseeing an array of personnel, both of which are important Board and Committee functions.   Mr. Miles was also Executive Director of Corporate Relations for Eli Lilly & Co., an international agricultural, medical instrument, and pharmaceutical company.  Mr. Miles’ responsibilities at Eli Lilly included oversight of the company’s Washington, D.C. office and all of its federal and state governmental affairs, including all lobbying activities.  Additionally, Mr. Miles has had experience managing political campaigns, including a mayoral campaign for the city of Indianapolis and several congressional candidate campaigns for both the Indiana and U.S. legislatures.  Not only do these positions further underscore Mr. Miles’ diversity of experience in high level executive positions, but we believe that they, and particularly the not-for-profit position, highlight his experience helping businesses plan and strive for growth and show him to be well-situated to strengthen and expand his (and therefore our) business network.  We believe Mr. Miles’ diverse and long-ranging executive and operational experience well prepares and qualifies him to serve on our Board and its CO and Corporate Governance and Nominating Committees.

Bryan E. Monkhouse has served on our Board since December 2004 and is currently a member of our Corporate Governance and Nominating Committee and our Audit Committee.  Since 2003, Mr. Monkhouse has served as chairman of Blue Water Safaris, Ltd. and as managing director of Liamuiga Marine Limited, both privately-held companies offering tourism services in the Caribbean. Additionally, since his retirement from Irving Oil Limited in 2003, Mr. Monkhouse has been self-employed as a consultant and has provided consulting services to Irving Oil in 2004 and 2008.  Mr. Monkhouse has broad high level executive experience in both the oil and convenience store industries, which we believe makes him an ideal fit for our Board.  Early in Mr. Monkhouse’s career, he held senior positions in supply, corporate development, logistics, and marketing with Suncor, Inc., an integrated Calgary oil company.  As VP of Marketing at Suncor, he was responsible for the operation of the company’s convenience store chain.  He then moved to Irving Oil Limited, a petroleum refiner and marketer serving New England and eastern Canada, where he was responsible for approximately 800 convenience stores in Canada and the United States as Vice President of Marketing.  Mr. Monkhouse was named COO of the four-billion dollar enterprise in 2001, and he was then charged with overseeing its operations, interacting with inside and outside public accountants and auditors and exercising diligence, all of which are relevant and valuable to our Board and particularly our Audit Committee.  Further, at both oil companies, Mr. Monkhouse served as a supply executive, which we believe gives him unique and valuable insight into the goals and constraints of oil companies in their dealings with companies like ours.   We believe that Mr. Monkhouse’s work in oil and convenience operations, his continuing executive experience, and his proven financial acumen make him a very valuable member of our Board and its Audit and Corporate Governance and Nominating Committees.

Thomas M. Murnane has been a member of our Board since October 2002 and currently chairs our Corporate Governance and Nominating Committee and serves as a member of our Audit Committee.  Since 2005, Mr. Murnane has been a Principal and co-owner of ARC Business Advisors, a boutique consultancy that provides strategic and operational advice to retailers and their suppliers, as well as M&A due diligence support to both strategic and financial investors on transactions in the retail sector.  In light of our company’s history and strategy of growth through acquisitions, Mr. Murnane’s experience is relevant and useful to our company on a substantive level.  In addition, advising on significant transactions also highlights Mr. Murnane’s skills in assessing risk and exercising diligence, which are functions relevant to his Committee positions.  Mr. Murnane also has extensive experience in the financial sector and its retail applications, an attribute that adds value to his posts on our Board generally and on the Audit Committee in particular.  Until his retirement in 2002, Mr. Murnane was a partner at PricewaterhouseCoopers, LLP.  He began his career at PwC in 1980, and during his tenure there, he directed first the firm’s Retail Strategy Consulting Practice, later its Overall Strategy Consulting Practice for the East Region of the United States, and most recently served as Global Director of Marketing and Brand Management for PwC Consulting.  From 2003-2008, Mr. Murnane also served on the board of Captaris, Inc., a company that developed software to automate paper and other document-centric processes.  He chaired the Governance, Nominating, and Strategy Committee, and for various periods served on both the Audit and Compensation Committees there.  Captaris was sold to Open Text, a Canadian Company, in 2008.  From 2003 to the present, Mr. Murnane has served on the board of Pacific Sunwear of California, Inc., a national chain of specialty stores that retail apparel, accessories, and footwear to teenage consumers.  He also serves on the Audit Committee at Pacific Sunwear.  From 2002 to 2010, Mr. Murnane served on the board of Finlay Enterprises, Inc., a retailer of fine jewelry.  Mr. Murnane was also recently elected to the Board of Directors of Goodwill Southern California, a non-profit organization, where he also serves on the Retail and Strategic Plan Oversight Committees.   We believe Mr. Murnane’s diverse executive and board experience provides him key skills in working with directors, understanding board processes and functions, responding to complex financial and operational challenges, and overseeing management.  Further, we believe that Mr. Murnane’s experience at a national accounting/consulting firm, his demonstrated understanding of business combinations, his retail prowess, and his prior and current experience on a variety of boards of directors make him a valuable addition to our Board and its Audit and Corporate Governance and Nominating Committees.

Maria C. Richter has served on our Board since July 2006 and currently serves on both our Corporate Governance and Nominating Committee and our Finance and Investment Committee.  Since 2003, Ms. Richter has exclusively served on boards of directors, including the Board of Directors of National Grid plc, an international electricity and gas utility company (2003-present), Vitec Group plc, an international provider of broadcast, entertainment, and photographic products and services (2007-present) and Bessemer Trust, an asset management company for high net worth individuals and families (2008-present).  Ms. Richter, until 2002, was a Managing Director of Morgan Stanley’s Corporate Finance Retail Group.  We believe Ms. Richter is particularly well-suited for our Board based on her broad board experience and financial expertise. Ms. Richter’s extensive service on boards of directors has provided her the background and experience of board processes, function, exercise of diligence, and oversight of management.  Ms. Richter also has financial experience, working at Prudential Insurance and Salomon Brothers before rising to Managing Director at Morgan Stanley where she held numerous senior roles, including Managing Director in the Corporate Finance Retail Group responsible for large retail clients of the firm.  We believe Ms. Richter is well-qualified to serve our Board’s Corporate Governance and Nominating Committee and Finance and Investment Committee.  With her broad experience on multiple boards of directors, she is well suited to the Corporate Governance and Nominating Committee functions of identifying and evaluating individuals qualified to become board members and evaluating our corporate governance policies.  She is also well prepared to review transactions and agreements on the Finance and Investment Committee by her experience in finance and her legal education (she earned a law degree from Georgetown University).  With her prior board experience, financial expertise, and legal background, we find Ms. Richter to be a valuable member of our Board and its Corporate Governance and Nominating and Finance and Investment Committees.

Our Board recommends that stockholders vote FOR the election of these nominees.

COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the philosophy and objectives of our executive compensation program, explains the compensation decision-making process and details the individual components of total compensation for our named executive officers.  Our named executive officers (the “NEOs”) for fiscal 2010 were:

Name	Position
Terrance M. Marks	President and Chief Executive Officer
Mark R. Bierley	Senior Vice President, Chief Financial Officer and Secretary
Frank G. Paci	Former Executive Vice President, Chief Financial Officer and Secretary
Keith S. Bell	Senior Vice President, Fuels
R. Brad Williams	Senior Vice President, Store Operations
Paul M. Lemerise	Senior Vice President, Chief Information Officer

Executive Summary

Fiscal 2010 Strategy and Results

Our operating results for fiscal 2010 include gross revenues of $7.3 billion, which reflects a 13.7% increase overall, and an 8.4% increase in merchandise sales, both compared to fiscal 2009.  In addition, the closing price of our common stock on the NASDAQ Global Select Market was $24.11 on September 30, 2010 (the last day of fiscal 2010), representing a 50% increase over the closing price of $16.07 on September 24, 2009 (the last day of fiscal 2009).

During fiscal 2010, we began deploying consumer-driven business strategies and trip consolidation food and beverage initiatives supported by more efficient operating practices.  We believe these initiatives will allow us to execute on our stated mission of becoming an indispensable part of consumer’s lives by satisfying their on-the-go needs in a fast, friendly and clean environment.  We were able to implement or make continued progress in these areas with the following:

•
We adopted a new store-centered strategy we refer to as Fast, Friendly and Clean. We began re-imaging and re-modeling our stores producing an uncluttered fast, welcoming and orderly environment for our customers.

•
At the heart of our Fast, Friendly and Clean strategy is our focus on our Fresh initiative. The Fresh program provides our customers with fresh breakfast sandwiches, fresh lunch options and fresh all-day snack choices. The anchor of our Fresh initiative is coffee. We are completely repositioning our Bean Street Coffee® stations and offerings to provide significantly improved coffee. We believe our Fresh initiative and food service growth will be able to drive comparable store merchandise revenue and merchandise margin expansion for the foreseeable future.

•	We entered into a new fuel supply agreement with Marathon to supply fuel to more than 600 of our locations and support a joint branding relationship at approximately 285 locations.

•
To position ourselves for prolonged growth we continued our investment in new technology. During fiscal 2010, we completed our point of sale system upgrades which will enable us to capture store data at granular levels previously unobtainable. Additionally, we continued the rollout of our workforce management system which we believe will allow our employees to focus on delivering a fast, friendly and clean shopping experience.

The CO Committee believes that the NEOs are key contributors to our ability to successfully launch strategic initiatives such as our Fresh program or our multi-year fuel strategy and considers the achievement of such goals reflects the individual contributions of our NEOs.  The changes to our compensation program beginning in fiscal 2010 and enhanced in fiscal 2011, discussed below, are intended to recognize the contributions of our NEOs in a manner that aligns performance-based compensation elements with our strategic initiatives.

Fiscal 2010 Compensation Results

The CO Committee believes our fiscal 2010 AIP incentivized management to achieve the financial and operating results for fiscal 2010.  Our NEOs earned a cash award under our fiscal 2010 AIP for performance by achieving close-to-target results of both Adjusted EBITDA (defined as earnings before interest expense, net, loss on extinguishment of debt, income taxes, and depreciation & amortization) and the merchandise gross profit ratio.

For fiscal 2010, while some stock options and time-based restricted stock vested, no shares of performance-based restricted stock vested under our long-term incentive plan, or LTIP, for fiscal 2010 performance.  The sole performance measure for fiscal 2010 was year-over-year EBIT (earnings before interest and taxes) growth, adjusted by a $0.005 collar on gasoline cost per gallon.  The CO Committee had set what it believed was an aggressive threshold level for this performance measure for fiscal 2010, which was not met.  The fact that shares did not vest because performance goals were not met reflects our commitment to the “pay for performance” principles that are a key foundation of our executive pay program.

With respect to base salaries, due to the uncertainty of the economic climate, as well as general market trends, the CO Committee decided in November 2009 not to award base salary increases to the NEOs for fiscal 2010 with the exception of Mr. Williams, who received a 3.4% base salary adjustment to more closely align his salary with the market.

Comprehensive Review and Redesign of Compensation Program

In fiscal 2010 and early fiscal 2011, the CO Committee undertook a comprehensive review of our compensation program for executive officers, including our NEOs, with the objective of strengthening our pay for performance culture and tying compensation to our ability to achieve important strategic financial and operating objectives.  A primary focus of the compensation program review was to ensure that performance measures accurately capture our long-term and short-term goals and provide a balance that rewards not only overall financial performance but also improved performance in specified areas that the CO Committee and our Board view as critical to our success.  As a result, the CO Committee has implemented several fundamental changes to our executive compensation program, including:

•
Utilizing grants of restricted stock subject to performance-based vesting conditions.  Each NEO’s equity award was comprised of 40% of this type of performance-based award beginning in fiscal 2010 and the portion was increased to 55% in fiscal 2011.  This allocation of equity promotes the CO Committee’s underlying objective of strengthening our pay for performance culture.

•
Revising the fiscal 2011 performance-based long-term incentive program to include annual and multi-year performance periods that will reward our executive officers for meeting aggressive, long-term earnings goals.

•
Tying long term performance to EBITDA (defined as earnings before interest, taxes, depreciation and amortization including the lease payments we made under our lease finance obligations and excluding one-time accounting charges not forecasted) rather than EBIT.  We believe that our stockholders measure our long-term performance by EBITDA growth and this viewpoint is now recognized in the LTIP design.

•
Modifying our Annual Incentive Plan, or AIP, for fiscal 2011 to increase the weighting of the merchandise gross profit ratio and to include a fuel gross margin performance measure.  These changes in conjunction with the bonus payments being conditioned on the achievement of a certain minimum level of EBITDA focuses management on successfully executing plans designed to grow sales in a profitable manner and to maximize fuel gross margin dollars.

•	Updating our compensation peer group for benchmarking for fiscal 2011 pay decisions.
•	Significantly reducing the perquisites available to our executive officers in fiscal 2010.

Overall, the CO Committee believes that the actions taken in fiscal 2010 and fiscal 2011 were in our best interests and in the best interests of our stockholders as they were designed to tie a significant portion of each NEO’s compensation to achieving performance goals that are key to our future success.

Additional Policies and Practices Contributing to Good Governance in the Compensation Program

In addition to the features of our compensation program described above, the CO Committee also has endeavored to maintain other good governance standards in our compensation program, such as:

•
No significant perquisites: In early fiscal 2010, the CO Committee discontinued many perquisites previously offered to executive officers.  Our executives participate in broad-based Company-sponsored benefits programs on the same basis as other full-time associates with limited perquisites.

•
No significant tax reimbursements or gross-ups:  We do not offer reimbursement of taxable payments nor do we gross-up expenses with the exception of relocation-related expenses that we offer to all eligible employees.

•
Change in control agreements are governed by double trigger: All employment agreements for NEOs require a termination of employment in addition to a change in control of the company before change in control benefits are triggered, and we do not offer tax gross-up for payments in connection with a change in control.

•
Compensation Risk Assessment:  In November 2010, the CO Committee reviewed the results of management’s evaluation of our compensation programs and practices and agreed with their findings that the risks were within our ability to effectively monitor and manage and were not reasonably likely to have a material adverse effect on us.

•
Stock Ownership Guidelines:  Our executives are required to achieve ownership of a number of shares of our common stock to further align their interests and actions with the interests of our stockholders.

Our Executive Compensation Program

The primary objectives of our executive compensation program are to fulfill our business and operating needs, comport with our general human resource strategies and enhance stockholder value.  We believe the best way to attract, motivate and retain the executive talent essential to the achievement of our short-term and long-term business objectives is to provide a compensation package that:

•	Rewards executives for the accomplishment of pre-defined business goals and objectives (“pay for performance”) and
•	Provides rewards consistent with gains in stockholder wealth so that executives will receive financial rewards when stockholders realize gains on their investments.

The Compensation Process

The CO Committee is responsible for establishing and administering our policies, programs and procedures for annual and long-term executive and director compensation; reviewing and approving any additions or changes to employee benefit programs impacting executive and director compensation; and assessing our organizational structure and the development of our executives. Additional details about the CO Committee’s duties and responsibilities are outlined in its Charter, which can be found on our website at www.thepantry.com.

For the NEOs, the CO Committee reviews and approves all compensation decisions. In making its compensation decisions regarding our CEO, the CO Committee takes into consideration the Board of Directors’ annual performance evaluation of our CEO and competitive market analyses for other chief executive officers based on publicly available information provided by our independent compensation consultant.  As part of the review process for NEOs other than our CEO, the CO Committee takes into consideration recommendations from our CEO, competitive market analyses and other quantitative and qualitative factors such as overall company performance, individual performance, internal pay alignment and retention concerns.

The CO Committee uses an annual calendar that provides a framework in which it works to accomplish each action required of it.  Generally, the CO Committee makes compensation decisions at the times indicated below:

CO Committee Calendar for Decisions	General Timeframe
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Determine AIP and LTIP design, performance measures and target opportunities for the upcoming year	X
Review and approve corporate goals and objectives with respect to CEO compensation	X
Review and approve changes to executive compensation strategy		X
Determine peer group for benchmarking analysis		X
Review and recommend board and committee compensation		X
Review benchmarking analysis and tally sheets			X
Review compensation and benefit programs			X
Review proposed AIP and LTIP plan design, metric and targets				X
Review the performance of executive officers and set annual base salaries	X
Determine if performance goals were achieved under the AIP and LTIP	X
Approve the annual LTIP, making annual equity grants to executive officers and determining goals for performance-based equity grants	X

Role of Executive Officers

Our CEO and other NEOs have no role in recommending or setting their own compensation.  Our CEO makes recommendations to the CO Committee regarding compensation matters related to his direct reports and provides input regarding executive compensation programs and policies.

Role of Compensation Consultant

During fiscal 2010, the CO Committee engaged Hewitt Associates as its independent executive compensation consultant to assist in the review and planning of executive and director compensation or to otherwise advise the CO Committee.  Hewitt reported directly and exclusively to the CO Committee, but worked with management at the CO Committee’s direction to provide advice and assistance or to review or prepare materials for the CO Committee’s review. Hewitt provided no services to the CO Committee other than those related to executive and/or director compensation matters.

Specifically, during fiscal 2010 Hewitt consulted with the CO Committee and Management regarding the following:

•	Competitive market pay and market trend analyses, including reference data for newly-hired executives;
•	Annual and long-term incentive design, including performance metrics, award sizes, and related modeling;
•	Peer group composition;
•	Committee processes, including annual calendar;
•	Advice with respect to considerations that impact our compensation and benefits programs (including risk assessment analysis); and
•	Consulting regarding the CD&A and related proxy disclosures relative to the executive and director compensation programs.

In October 2010, Hewitt completed the spin-off of a portion of its executive compensation consulting practice into the separate and independent company Meridian Compensation Partners LLC (“Meridian”). The CO Committee has now engaged Meridian as its independent compensation consultant.

Role of Benchmarking

When making compensation decisions, the CO Committee compares the compensation of our NEOs against compensation paid to similarly-situated executives at companies that the CO Committee considers to be our peers.  For fiscal 2010 pay decisions, our compensation peer group remained the same as for fiscal 2009 (reflected in the table below). The CO Committee elected not to update the market comparison prior to making compensation decisions for fiscal 2010 because of its belief that unique economic conditions would drive changes in compensation practices that likely would not be reflected in traditional compensation surveys.

Since updated compensation data was not gathered from the peer group, the CO Committee aged the market results from the most recent comparison performed by our independent compensation consultant in fiscal year 2006 based on average market movement information for the retail sector as provided by our consultant.

For fiscal 2010, the CO Committee targeted total compensation opportunities for our NEOs between the 25th and 50th percentiles of our peer group on a size-adjusted basis.  For this purpose, “total compensation” is defined as the sum of base salary, target annual incentives and long-term equity incentives valued as of the grant date.  In fiscal 2010, each of our NEO’s total compensation fell within the targeted range of the 25th to 50th percentiles of our 2006 peer group.

For fiscal 2011 compensation data, the CO Committee directed our independent compensation consultant to update the market compensation analysis for our executive officers.   This updated compensation data has been, and will continue to be, used by the CO Committee in making compensation decisions for fiscal 2011.

The 2006 peer group was selected by the CO Committee from among those companies who participated in Hewitt’s executive compensation database at that time and reflected those companies viewed then as primary comparators for talent. The fiscal 2011 analysis included data from several peer groups viewed by the CO Committee as more comparable in terms of size and business complexity.  Data was obtained from (1) proxy statement disclosures of executive pay as reported by other publicly-traded convenience store industry peers and select retailers (“proxy peer group”), and (2) retailers who participated in Hewitt’s 2009/2010 database. The proxy peer group was selected by the CO Committee after reviewing all publicly-traded companies in the “retail” and “food and staples retail” categories as per the Global Industry Classification System, and reflects its view of the retailers it considers as likely competitors for Pantry’s executive talent.

The CO Committee also considered compensation data from peer companies classified in Hewitt’s database as “retailers”, subdivided as follows: (a) retailers whose products and results are less dependent on changes in prevailing fashion trends and whose annual revenues were between $1 billion and $5 billion, and (b) all retail participants. Any differences in peer companies between the Hewitt retail groups for the 2010 analysis and those used in the 2006 analysis stem primarily from companies’ decisions as to whether to participate in the Hewitt database, as well as the revenue size and business comparability criteria applied by the CO Committee.  Market pay levels for Pantry’s executive positions were based on those data sources the CO Committee regarded as most relevant for the specific position.

The composition of our peer groups, summarized below, is expected to be reviewed on an annual basis.

Company	Fiscal 2006-2010	Fiscal 2011 “Proxy Peer Group”	Fiscal 2011 Hewitt $1B - $5B	Fiscal 2011 All Retail Regressed at $3B
Abercrombie				X
Alimentation Couche-Tard	X	X
AutoZone, Inc.	X			X
Belk				X
Big Lots ®	X	X	X	X
BJ’s Wholesale Club, Inc. ®	X
Blockbuster, Inc.	X
The Bon-Ton				X
Brown Shoe				X
Burger King				X
Casey’s General Stores, Inc.		X
Chipotle Mexican Grill			X
Collective Brands				X
CVS Corporation				X
Darden Restaurants, Inc.	X			X
Dick’s Sporting Goods, Inc.		X	X
Delek US Holding, Inc.		X
Dollar General Corp.	X	.		X
Dollar Tree, Inc.		X
Eddie Bauer				X
The Gap				X
Hannaford Brothers				X
The Home Depot				X
Hot Topic				X
Hy-Vee				X
JC Penney				X
LL Bean				X
Limited Brands				X
Linens ‘n Things, Inc. ®	X
Longs Drug Stores Corp.	X
Lowe’s				X
Luxottica Retail				X
Macy’s				X
McDonald’s				X
Nordstrom				X
O’Reilly Automotive, Inc.		X

OfficeMax				X
Papa John’s				X
Pep Boys Manny Moe & Jack		X
Petco Animal Supplies, Inc.	X		X
PETsMART, Inc.	X		X
Philips-Van Heusen				X
Radioshack Corporation		X	X
Redcats USA				X
Retail Ventures, Inc.	X
Ross Stores, Inc.	X
Ruddick Corporation		X		X
7-Eleven ®	X			X
Sears Holding				X
Spartan Stores, Inc.	X
Sports Authority, Inc.	X
Staples				X
Susser Holdings Corporation		X
Target				X
Toys R Us				X
Tractor Supply Company®	X	X
TravelCenters of America			X
TrueValue			X	X
Williams-Sonoma			X	X
Yum! Brands, Inc.	X			X

Data from the above peer groups was adjusted as appropriate by our consultant using standard statistical and analytical techniques to ensure the information was comparable for a company of our size. Note that for this analysis, our revenue was considered to be $3 billion (vs. the actual reported revenues of $7.3 billion noted elsewhere in this CD&A). This approach reflects the CO Committee’s belief that market pay opportunities for its executive positions should not be unduly influenced by either its gasoline sales volume, the potential volatility of gasoline prices, or both.

In assessing our ability to attract and retain the quality of executives we need to successfully manage our business, we have adopted various changes in our executive compensation programs to ensure we are able to retain our key executive talent and remain competitive with our market peers.  In implementing our executive compensation program for fiscal 2011, the CO Committee targeted total compensation opportunities for our NEOs to deliver overall rewards at a point between the 25th and 50th percentile relative to the market in the belief that this competitive stance is sufficient to attract, retain and motivate executives.

Role of Individual Performance

Although the CO Committee compares our compensation levels to levels for similar positions at peer group companies and utilizes data from a broader retail sample in making its compensation decisions, it does not rely solely on benchmarking.  The CO Committee believes that a significant portion of the annual compensation of our NEOs should vary with annual business performance and each individual's contribution to that performance.

Each NEO has annual objectives that include specific goals related to improving financial and operational results. For example, individual objectives for fiscal 2010 included specific measures related to sales and profits, the successful launching of our “Fresh” program, executing our “Fast, Friendly, Clean” strategy, the execution of a multi-year fuels strategy, and various people and systems initiatives that enable these strategies.  These objectives are intended to drive our business growth during the fiscal year while increasing the long-term viability of the business. An executive officer’s individual objectives and measurement of success vary with the individual executive’s area of responsibility.

For each NEO other than the CEO, the CEO makes salary recommendations based on the individual performance of such NEO largely based on his review of achievement related to those objectives.  Similarly, the CO Committee takes into consideration the individual performance of the CEO, largely based on its, and the Board’s, review of the achievement related to those goals and objectives established at the beginning of the fiscal year as well as the demonstration of various competencies including leadership, strategic planning, communications, external relations, talent acquisition and development, board relations, and customer focus. The CO Committee considers individual performance and objectives primarily when setting and adjusting base salary.

Role of Tally Sheets

During fiscal 2010, the CO Committee reviewed tally sheets prepared for each of our NEOs. The tally sheets describe the total dollar value of each NEO’s annual compensation for the past three fiscal years.   The total dollar value includes salary, short and long-term incentive compensation and the costs incurred by us to provide various health and insurance benefits and perquisites to our named executive officers. The tally sheets also describe the mix of compensation, the stock awards and their accumulated realized and unrealized stock gains, and the amounts the named executive officers will receive if they leave the company under various circumstances (such as retirement, disability or termination in connection with a change in control).

The tally sheets provide a means of ensuring that the CO Committee is able to make informed decisions regarding the impact on executive officer compensation of changes it considers. These sheets provide insight into the compensation opportunities available to our executive officers (by component and in total), the motivational and retention aspects of outstanding equity plan awards and the potential obligations that could become payable under a variety of possible employment termination scenarios.

Elements of Compensation

The following key components and objectives made up the fiscal 2010 executive compensation program for our executive officers including our NEOs.

Element	Objective	Key Features
Base Salary	Provides a competitive level of cash compensation based on the executive’s primary duties and responsibilities.	Fixed compensation component with merit increase component that considers the economic environment as well as intent to appropriately reward annual performance contributions.
Annual Incentive Awards	Provides cash compensation for achieving pre-determined, short-term (annual) corporate targets established by the CO Committee that drive overall performance.
Variable compensation component with performance targets set annually that are determined by considering a number of internal and external environmental factors; payouts against these targets are intended to reward individuals based on achievement of corporate goals.

Long-Term Incentive Awards
Provides equity-based compensation intended to align an executive’s interests with the stockholders’ interests by rewarding executives for creating and improving stockholder value; promotes long-term retention of our executives.

Variable compensation component with awards that are a blend of 40% stock options, 20% restricted stock and 40% performance-based restricted stock.  For fiscal 2011, the blend is 15% stock options, 30% restricted stock and 55% performance-based restricted stock.

Health & Welfare Plans	Provides programs to help protect employees and their families from the possibility of economic hardships caused by illness, disability or loss of life.	Fixed compensation component which mirrors those offered to employees in general.
Retirement Plan	Provides a retirement planning benefit.	Fixed compensation component offered to all eligible employees to participate and receive Company contributions to our 401(k) plan.
Perquisites	Provides a business-related benefit to recognize extraordinary demands on time and other unique requirements.	Fixed compensation component includes a company car (or car allowance) and an executive physical program. Benefits were significantly reduced in fiscal 2010.

Pay Mix at Target

The table below illustrates how the primary components of target executive compensation (base salary, annual cash incentive opportunity and long-term equity incentive opportunity) are allocated.  For our NEOs in fiscal 2010, excluding Mr. Bierley who joined us only three days before the end of our fiscal year, the target allocation was as follows:

2010 Fiscal Year Compensation Mix (1)
Name	Base Salary	Annual Cash Incentive	Long Term Equity Incentive
Terrance M. Marks	30%	23%	47%
Frank G. Paci	38%	19%	43%
Keith S. Bell	38%	19%	43%
R. Brad Williams	38%	19%	43%
Paul M. Lemerise (2)	53%	27%	20%
(1) Total compensation for purposes of this table is the total of base salary, target annual cash incentive and long term incentive opportunities with performance-based incentive valued at target level.  The amounts associated with these target percentages will differ from the actual amounts reflected in the Summary Compensation Table.

(2) The Long Term Equity Incentive award to Mr. Lemerise was prorated for his service during fiscal 2010, thereby skewing the results.  His fiscal 2011 compensation will reflect a targeted compensation distribution similar to other Senior Vice Presidents.

The CO Committee believes that this compensation mix aligns with our compensation philosophy of pay-for-performance and goals because a significant percentage (ranging from 62% to 70%) of each NEO’s compensation is variable compensation and 34% to 36% will only be earned if performance goals are met.  The emphasis on performance serves to tie executive compensation to our annual and long-term success.

Base Salary

We consider the following factors in setting base salary levels for our executive officers (without applying a specific weighting to any factor):

•	the executive’s achievement of his individual goals and objectives as well as the overall manner in which the duties of his assigned role have been carried out;
•	the relationship between current salary and appropriate internal and external salary comparisons;
•	the range of salary increases being granted by competitors; and
•	whether the responsibilities of the position have changed during the preceding year.

The following chart shows the annualized base salaries in effect at the end of fiscal 2009 and fiscal 2010 for each of our NEOs:

Name	Fiscal 2009	Fiscal 2010	Percent Change
Terrance M. Marks	$750,000	$750,000	0.00%
Mark R. Bierley	N/A	$425,000	N/A
Frank G. Paci	$492,800	$492,800	0.00%
Keith S. Bell	$301,600	$301,600	0.00%
R. Brad Williams	$291,200	$301,200	3.43%
Paul M. Lemerise	N/A	$260,000	N/A

Each of our NEOs has entered into an employment agreement with us which establishes the salary for such NEO, subject to increases in the discretion of the CO Committee and/or Board.  Base salaries are reviewed annually and may be adjusted, as discussed above.  Base salaries are generally targeted between the 25th to 50th percentiles of our peer group but individual salaries may vary above or below the competitive range, depending on the executive’s experience and performance. Also, the CO Committee retains the flexibility to pay outside this range as necessary.  For example, the CO Committee may pay outside of this range to attract external talent or to retain existing executives whose skills are viewed as critical to our ability to achieve our business objectives.

For fiscal 2010, the CO Committee decided that due to the difficult business and economic conditions, it was not appropriate to award our NEOs merit increases.  However, Mr. Williams received a base salary adjustment to more closely align his salary with the market.  Prior to making this decision, the CO Committee reviewed each of the compensation elements of the named executive officers as well as their total direct compensation against the corresponding benchmark positions.

Fiscal 2011

In early fiscal 2011, the CO Committee set base salaries for our executive officers for fiscal 2011, effective January 27, 2011.  The following chart shows the annualized base salaries in effect at the end of fiscal 2010 and for fiscal 2011 for each of our NEOs:

Name	Fiscal 2010	Fiscal 2011	Percent Change
Terrance M. Marks	$750,000	$775,000	3.33%
Mark R. Bierley	$425,000	$425,000	0.00%
Keith S. Bell	$301,600	$310,000	2.78%
R. Brad Williams	$301,200	$310,000	2.92%
Paul M. Lemerise	$260,000	$286,000	10.00%

Specific performance factors considered in determining the size of the salary increase for each named executive officer are summarized as follows:

Mr. Marks’s base salary increase during fiscal 2011 was 3.33%. In determining this increase, the CO Committee considered his strong focus in driving our annual business plan including the successful launch of our “Fresh” program on schedule and the development of a multi-year fuel strategy as well as strengthening the leadership team to enable our strategies and initiatives in an integrated manner.  The CO Committee noted that, under Mr. Mark’s leadership, we achieved or exceeded our key financial objectives (Merchandise Sales Growth, Merchandise Gross Profit Ratio, EBITDA and Free Cash Flow).

Mr. Bierley did not receive a base salary increase for fiscal 2011 as he recently joined us at the end of fiscal 2010, and the CO Committee determined that an increase was not yet appropriate.

Mr. Bell’s base salary increase during fiscal 2011 was 2.78%.  In determining this increase, the CO Committee considered his achievements developing and executing a new fuel pricing strategy and a new fuel supply agreement with Marathon.

Mr. Williams’s base salary increase during fiscal 2011 was 2.92%.  In determining this increase, the CO Committee considered Mr. Williams’s contributions to the successful launch of our “Fresh” program on schedule as well as mobilizing the implementation of our new “Fast, Friendly and Clean” strategy.

Mr. Lemerise’s base salary increase during fiscal 2011 was 10%.  In determining this increase, the CO Committee recognized his strong performance in leading our information technology strategy and increased responsibilities added to his position in supervising construction project management.

Annual Incentive Award and Other Bonus Payments

Our Annual Incentive Plan or AIP is designed to reward the achievement of annual performance goals.  It is one of our key management incentive plans covering approximately 240 employees including all of our NEOs.  All participants, including our NEOs, are assigned target incentive opportunities expressed as a percent of fiscal base salary as shown in the table below.  Actual payouts that can be earned by any of our named executive officers can vary from 50% of target awards for achieving or exceeding threshold performance goals to 200% of target awards for achieving or exceeding maximum performance targets.

Performance Measures

For fiscal 2010, the CO Committee approved the following performance measures for our NEOs because it believes they would be key indicators of our overall financial and operating results:

(1)        Adjusted EBITDA.  In calculating Adjusted EBITDA, one-time accounting charges not forecasted will be excluded with the approval of the CO Committee.  The CO Committee chose Adjusted EBITDA as this performance measure requires our executives to successfully manage the ongoing business pressures we face (for example, controlling costs and return on capital investments). Adjusted EBITDA was weighted at 65% because of the importance the CO Committee believes it has in driving near-term stockholder value.

(2)        Merchandise Gross Profit (“MGP”) Ratio: Defined as the quotient of merchandise gross profit divided by operating store general and administrative expenses (“OSG&A”) without operating rent and adjusted for one-time accounting charges not forecasted as approved by the CO Committee.  The CO Committee chose this measure to encourage our executives to promote profitable merchandise sales growth as well as to continually improve the efficiency with which we operate our business and (over time) create stockholder value.  The MGP Ratio was weighted at 35% because the CO Committee believed this weighting properly balanced our need to achieve our earnings-based EBITDA goal with a focus on this measure of operational efficiency.

The target performance goal for each measure was based on the recent historical performance for our company, the economic environment, and our performance expectations for our business as our budget was developed.  The CO Committee set goals it believed would challenge our executives to achieve superior results.  Threshold and maximum performance goals for each measure were set independently based on what the CO Committee believed to represent an acceptable performance level that was in line with the economic forecast for the year.

Performance Measures	Weighting	Threshold	Target	Maximum
Adjusted EBITDA ($ in millions)	65%	$167.0	$190.0	$213.0
Merchandise Gross Profit Ratio	35%	0.9675	1.0750	1.1825
Payout as % of Target Award		50%	100%	200%

Discretionary Adjustments

To determine the level of performance achieved and actual payouts under the plan, results for each measure are compared against the targets. Targets may be adjusted during the year for acquisitions, offerings or other events at the discretion of the CO Committee. This means that actual bonus payouts under the plan, if any, may vary above or below target levels depending on actual results achieved.

In addition, the CO Committee retains discretion under the plan, in extraordinary circumstances, to award bonuses or otherwise increase, reduce or eliminate bonuses that otherwise might be payable to an executive officer based on actual performance even if inconsistent with the plan.  We believe that this flexibility is an important element in accomplishing our overall goal of ensuring the appropriate linkage between performance and pay for our named executive officers.

Actual Award Payments

Our financial and operating results for fiscal 2010 each exceeded the threshold level and were just below target level for both measures, with Adjusted EBITDA at $237.6 million and the MGP Ratio at 1.0723.  In determining the level of performance achieved, the CO Committee exercised its discretion to exclude impairment charges related to goodwill that it considered as a one-time accounting charge not forecasted.    The CO Committee excluded the impairment charge, which was a non-cash charge, because it determined that the impairment was attributable to several factors largely outside the control of our NEOs, including a prolonged recession, and did not affect our core operating and financial performance for fiscal 2010.

As a result, our NEOs earned a payout under the AIP at approximately 99% of the target incentive.  The following chart summarizes the actual salary earned during the fiscal year (a 53-week year), the target award amount, and the actual incentive award amount paid for fiscal 2010 for each of our NEOs:

		Target Award as a	Target	AIP
Name	Fiscal Salary	Percent of Salary	Dollar Value	Award Earned
Terrance M. Marks	$764,423	75%	$577,644	$571,655
Mark R. Bierley(1)	--	--	--	--
Frank G. Paci	$502,277	50%	$255,877	$250,411
Keith S. Bell	$307,400	50%	$156,660	$153,255
R. Brad Williams	$304,262	50%	$152,131	$151,690
Paul M. Lemerise(2)	$ 65,000	50%	$ 32,500	$ 32,406
(1) Mr. Bierley was hired in the last quarter of fiscal 2010, and the AIP provides that executives hired in the last quarter of the fiscal year are ineligible to receive an award for that fiscal year.
(2) For purposes of the AIP, Mr. Lemerise’s period of participation dated from July 1 to September 30, 2010 and his related fiscal base salary is shown.  Prior to July 1, Mr. Lemerise participated in an individual performance bonus plan that was part of his initial consulting arrangement.  This bonus is discussed in more detail in the footnotes of the Summary Compensation Table.

Changes for fiscal 2011

The CO Committee reviewed the design of our AIP for fiscal 2011 and made several key revisions intended to tie our rewards more closely to our strategic initiatives while continuing to drive stockholder value:

•
The CO Committee modified the financial performance metrics and weights for its fiscal 2011 bonus program. The Merchandise Gross Profit Ratio will continue to be one of the measures but weighted at 75%.  Adjusted EBITDA will be replaced by Fuel Gross Margin Dollars weighted at 25%.  Fuel Gross Margin Dollars is gasoline sales minus the cost of gasoline sales.  This new measure is intended to focus management on opportunities to maximize gross profit dollars which tend to rise and contract with the fluctuations in fuel prices.

•
EBITDA continues to be an important aspect of the AIP in serving as a “qualifier” for the fiscal 2011 plan.  If a certain minimum level of EBITDA is not achieved, no payments attributed to the financial performance metrics (MGP Ratio and Fuel Gross Margin Dollars) will be made.

•
For fiscal 2011, the target award opportunity for our CEO was adjusted to 100% of base salary. The target award opportunity for each of our other NEOs was adjusted to 60% of base salary.  The CO Committee approved the enhanced target bonus awards for our CEO and our other NEOs as a result of their review and consideration of the benchmark analysis conducted this year.

Other Bonus Payments

The CO Committee has the authority to make discretionary bonus payments outside of the AIP.  From time to time, the CO Committee has exercised such authority in connection with the hiring of a new executive from outside the company or to encourage the retention of a departing executive for a specified period of time.  In fiscal 2010, the CO Committee made discretionary bonus payments in connection with the hiring of three of our NEOs:  Terrance Marks, our new President and CEO, Paul Lemerise, our new Chief Information Officer, and Mark Bierley, our new Senior Vice President, Finance and Chief Financial Officer and Secretary.  While our CO Committee uses signing bonuses to attract executives and compensate newly-hired executives for compensation foregone at their previous employer, the CO Committee does not provide, and has not provided any of our current executive officers with, a multi-year guaranteed bonus as it believes any cash incentive payment after hiring should be earned through performance as a member of our management team.

Long-Term Incentive Awards

The CO Committee granted long-term incentive awards in fiscal 2010 pursuant to our Omnibus Plan. We provide long-term incentive awards to ensure that our overall compensation program is competitive and supports our goal of attracting and retaining talented executives.  Long-term incentive awards are intended to align the interests of our NEOs and other key employees with those of our stockholders, especially when combined with our minimum stock ownership requirements (discussed below), and reward executives for maximizing stockholder value.

Fiscal 2010 Equity Grants – Type and Mix

In fiscal 2010, the CO Committee made its annual equity award grants to executive officers on December 7, 2009.  The CO Committee structured the annual equity grant as follows:

Award Type	Grant Date Fair Value Mix	Reason for Type of Award
Performance-Based Restricted Stock	40%
The CO Committee focused on introducing performance-based, at-risk equity awards.  The shares of performance-based restricted stock vest only if certain performance goals are achieved and align the executive officers’ incentives with our performance.

Time-Based Restricted Stock	20%
The shares of time-based restricted stock are intended primarily as a long-term retention tool to encourage executive officers to remain with us.  The CO Committee believes that time-based restricted stock will also assist management in achieving our stock ownership requirements and will encourage executive officers to focus on maximizing stockholder value as the economic value of these awards are tied to our stock price.

Stock Options	40%	Stock options are intended to align our executive officers’ interested with our stockholders’ interests as stock options have value to executive officers only if our share price increases.

Additionally, due to the hiring of Mr. Lemerise during fiscal 2010, the CO Committee granted equity awards to newly-hired named executive officers at other times throughout fiscal 2010.  Equity awards to Mr. Marks were granted in September 2009 (during fiscal 2009 and in connection with his hiring) and in December 2009 (to recognize and encourage the strategic initiatives developed in his first months of employment).  Mr. Marks was granted 70,000 stock options and 15,000 shares of time-based restricted stock in fiscal 2009.  He was also granted an aggregate of 35,000 shares of performance-based restricted stock in late fiscal 2009 and fiscal 2010 (one-third of which were subject to vesting conditions determined by the CO Committee in fiscal 2010).  As the performance vesting condition for the first installment of Mr. Marks’s performance-based restricted stock granted in late fiscal 2009 was not established by the CO Committee until fiscal 2010, those shares of performance-based restricted stock that were eligible for vesting on December 7, 2010 will be considered as having been granted in fiscal 2010.

Additionally, awards to Mr. Lemerise were granted with the following grant date fair value mix:  80% performance-based restricted stock and 20% time-based restricted stock. In granting a significant portion of performance-based restricted stock in lieu of stock options to Mr. Lemerise, the CO Committee desired to more closely tie compensation to achievement of our strategic operating objectives.

In determining the mix of equity vehicles, the CO Committee considered the existing value of past option and restricted stock awards and stock ownership guidelines.  In determining the amount of individual long-term incentive awards, the Committee considered the individual’s responsibilities, performance during the immediately preceding year and market data for the NEO’s position in the peer group.  For fiscal 2010, the grant date fair value of each of our NEO’s equity award, other than the equity awards granted to our CEO, fell within the targeted range of the 25th to 50th percentiles of our peer group.  The combined grant date fair value of our CEO’s equity grants in September 2009 and December 2009 exceeded the 50th percentile of our peer group, which the CO Committee intended as the equity grants provided to our newly-hired CEO were designed to incent him to accept the offer to become our CEO as well as to provide him with a significant initial grant of equity to better align his incentives with the interests of our stockholders.

For fiscal 2010, the CO Committee believed that the combination of these types and amounts of stock awards fell within the targeted range for competitiveness and gave executives considerable incentive to maximize long-term financial growth for our stockholders. Specific grants to our named executive officers made in fiscal 2010 are disclosed in the Grants of Plan-Based Awards table below.

Performance-Based Restricted Stock

Shares of performance-based restricted stock awarded on December 7, 2009 vest in three annual installments commencing on the first anniversary of the grant date.  Performance-based restricted stock awarded in late fiscal 2009 to Mr. Marks and in fiscal 2010 to Mr. Lemerise also vests in three equal installments, with the first installment vesting on December 7, 2010 and the remaining two installments vesting on December 7, 2011 and December 7, 2012, respectively.  The CO Committee chose to have performance-based restricted stock granted to new hires vest on the same schedule as the annual grant and measured on the same performance metric and period to ensure all NEOs are aligned in purpose and subject to the attainment of the same performance measures as established by the CO Committee at the beginning of the fiscal year.

For the first installment of shares of performance-based restricted stock granted in fiscal 2010 (and in late fiscal 2009 to Mr. Marks) and eligible for vesting on December 7, 2010, the CO Committee chose year-over-year internal EBIT growth adjusted by a $0.005 collar on gasoline cost per gallon as the sole performance measure.

Performance Measure	Threshold	Target	Maximum
EBIT Growth	5%	7%	9%
Percent of Shares that Vest	60%	80%	100%

The CO Committee set performance goals for the second and third installments of these awards in fiscal 2011.  For fiscal 2010, the CO Committee determined that year-over-year EBIT growth did not meet the threshold level, resulting in no shares of performance-based restricted stock vesting for this fiscal performance period.

Time-Based Restricted Stock

Time-based restricted stock was granted based on the fair market value of our common stock on the date of grant.  Shares of time-based restricted stock awarded on December 7, 2009 vest in three annual installments commencing on the first anniversary of the grant date.  Time-based restricted stock awarded to newly-hired named executive officers in fiscal 2010 vests in three annual installments commencing on the first anniversary of such executive officer’s hire date.

Stock Options

Stock options were granted with an exercise price equal to the fair market value of our common stock on the date of grant, and vest in three annual installments commencing on the first anniversary of the grant date.

Special Equity Retention Award

In December 2010, a special equity award of 5,247 shares of performance-based restricted stock was granted to Mr. Lemerise. This special award was made for retention purposes and will vest two years from the date of grant provided the performance measures are achieved.  The goals are to increase the quality of service and reduce costs or timelines related to the rollout of our “Fresh” program and our store reporting initiatives. The CO Committee awarded this equity grant to incent Mr. Lemerise to remain with the company and meet these specific performance objectives that it deemed critical to our operations in the next two years.

Fiscal 2011 Awards

In fiscal 2011, the CO Committee granted long-term incentive awards to NEOs with the following mix: 55% performance-based restricted stock, 30% time-based restricted stock and 15% stock options. The CO Committee chose this mix to reflect market trends and to further align our compensation program with our pay for performance philosophy through the increased use of performance-based restricted stock.  The grant date economic value of the target award opportunity for our CEO was 150% of base salary and the target award opportunity for each of our other NEOs was 115% of base salary. The CO Committee approved the awards as a result of their review and consideration of the benchmark analysis conducted this year.

For fiscal 2011, the CO Committee changed the design of the performance-based restricted stock to include both one-year and three-year performance cycles to focus executives on longer-term results and growth strategy and to minimize the risk that management might only manage for short-term results.  Shares of restricted stock vest in three installments. The first and second installments will vest annually, conditioned upon the achievement of annual goals, with the third installment only vesting based on cumulative performance over the entire three-year period.  The fiscal 2011 long-term incentive program performance goal will be based on year over year internal EBITDA growth.  The performance goal for the first performance period of the 2011 long-term incentive plan will also be the goal for the second performance period of the fiscal 2010 long-term incentive plan.

Executive Stock Ownership Guidelines

The CO Committee believes that our named executive officers should have a meaningful ownership stake in the company that will align their interests with our stockholders and will promote a long-term perspective in managing our company. The ownership guidelines specify a dollar value of shares that our NEOs must accumulate and hold within five years of appointment or promotion as an executive officer or the date the guidelines were adopted (March 17, 2009), whichever is later. The following table lists the specific share requirements. Stock options and unvested restricted stock do not count toward satisfying these ownership guidelines.  The CO Committee will review ownership levels each year and assess whether a holding requirement provision should be introduced.

Position	Minimum Ownership Requirements (Dollar Value of Shares)
Chief Executive Officer	3 x Base Salary
Executive/Senior Vice President	1 x Base Salary

For purposes of determining the value of the stock held by a named executive officer at any point in time, the value per share shall be: (1) in the case of stock obtained through the exercise of options, the exercise price of the stock option, (2) in the case of restricted stock or restricted stock units, the fair market value on the date of grant and (3) in the case of stock purchased or otherwise acquired, the acquisition price.

Equity Award Grant Practices

Our equity award grant practices require that equity grants to our NEOs be made three trading days after our annual earnings results have been announced (as long as there is no material information that has not yet been disclosed publicly). Our equity grant practice continues to require that the exercise price for any stock-based award equal the closing price of our common stock on the grant date or an average of the trading days.

Our policy is not to grant our equity awards when there is material information about our company that has not been disclosed publicly. We also have never re-priced or back-dated options granted under any of our equity compensation plans, and the Omnibus Plan specifically prohibits these practices. All long-term incentive awards since fiscal 2008 have been granted in compliance with this policy.

Benefits & Perquisites

Generally, the CO Committee believes that benefits to executives should be aligned with those provided for other employees.  Therefore, the health and welfare benefits and the 401(k) plan benefits offered to executives are largely those that are offered to the general employee population.

In early fiscal 2010, the CO Committee undertook a review of the benefits and perquisites offered to our executive officers.  In connection with that review, the CO Committee eliminated many of the perquisites previously offered, including club memberships, certain tax and estate planning perquisites, and supplemental health benefits. It retained certain benefits such as enhanced life insurance, an annual wellness physical, and a company-provided car.  On further review,  the CO Committee decided to phase out the company car program over time in favor of a monthly car allowance and reimbursement for business mileage in lieu of a Company gasoline credit card. The CO Committee views our limited executive perquisites as reasonable and competitive.

Additional details regarding these programs are provided in connection with the footnotes to the “All Other Compensation” column of the “Summary Compensation Table” below.

Executive Employment Contracts

Due to the highly competitive market for executive talent in the retail sector, we have entered into employment agreements with all of our NEOs, including our CEO.  We generally offer these arrangements to attract key talent from outside the company by providing a fixed level of severance income and other benefits in the case of employment termination for various reasons.  In fiscal 2010, we entered into employment agreements with Mark Bierley and Paul Lemerise.

We believe that we benefit from these arrangements because we receive various competitive protections in these arrangements in the form of restrictive covenants (non-compete, non-solicitation and non-disclosure provisions). Also, these arrangements are designed to promote stability and continuation of our executives in the event of a change in control.

Under the terms of these employment agreements, our NEOs are entitled to severance benefits upon the occurrence of specified events including termination of employment without cause and upon a change in control.  Enhanced benefits in the case of a change in control for our named executive officers require the occurrence of both the change in control as well as a subsequent termination of employment, which is referred to generally as a “double trigger.”

The CO Committee determined the appropriate payment and benefit levels under the various circumstances that trigger payments or provision of benefits upon termination or change in control by examining general market practices regarding severance compensation, with our independent compensation consultant’s advice and assistance. In determining the multiples of severance compensation, the CO Committee considered many factors, including the compensation being paid to similarly-situated executives at peer group companies, the other elements of compensation being offered to the executive and its view of what is an appropriate level of severance to be paid under various termination scenarios.

The CO Committee generally does not engage in negotiations with the NEOs regarding the severance compensation element of the employment agreement because it believes that severance compensation is a standard benefit that should be uniform for all named executive officers (other than the company’s CEO). With respect to our CEO, the specific severance compensation payable to our CEO differs under certain circumstances from the other named executive officers as a result of arms-length negotiations between the CEO and the CO Committee when he was hired.

We view our severance arrangements with our NEOs as key elements of a competitive executive compensation program and our CO Committee monitors and periodically reviews these arrangements.  A more detailed description of the general termination and change in control provisions we have in place is set forth in the section below entitled “Potential Payments Upon Termination or Change in Control.”  The key provisions are summarized below:

Severance Trigger	Severance Benefits for CEO	Severance Benefits for other NEOs
Involuntary termination Without Cause or by notice of non-renewal	• 1.5 times base salary with offset for subsequent employment after 12 months • Reimbursement for COBRA coverage during severance period
• 1 times base salary (or, for Messrs. Bierley and Lemerise if greater, payment of his salary for the remaining portion of his initial two-year term) with offset for subsequent employment
• Reimbursement For COBRA coverage during severance period

Death or Disability	• 6 months of base salary	• 6 months of base salary for death • the shorter of 6 months of base salary or until the employee begins receiving long-term disability benefits in the case of disability
Within 12 months following a Change in Control, termination by us Without Cause, Termination by the employee as a result of a Constructive Termination or expiration of the employment agreement with a notice not to renew
	• 2 times base salary payable in a lump sum • 2 times target bonus for year of termination payable in a lump sum • Reimbursement for COBRA coverage during severance period	Not Applicable.
Within 18 months following a Change in Control, termination by us Without Cause, by notice of non-renewal, with Cause (but only if due to failure to perform) or by employee for Good Reason	Not Applicable.
• 2 times base salary with offset for subsequent employment
• 2 times target bonus for year of termination with offset for subsequent employment
• Reimbursement for COBRA coverage during severance period

Severance Arrangements with our Former Chief Financial Officer

Frank Paci, our former Executive Vice President and Chief Financial Officer and Secretary, resigned effective as of September 26, 2010.  In connection with Mr. Paci’s resignation, we entered into a Separation of Employment and Consulting Agreement, or the Separation Agreement.  Under the Separation Agreement, Mr. Paci agreed to serve as a consultant through December 31, 2010 to assist with the preparation of our year-end financial statements, and the CO Committee agreed that Mr. Paci would be eligible to receive an award under the 2010 AIP, if otherwise earned by achieving performance goals, even though Mr. Paci would not be an employee on the date the award would be paid.  The CO Committee made this decision to induce Mr. Paci to agree to provide consulting services after his resignation and also as recognition that he was Chief Financial Officer for all but the final three days of fiscal 2010 and our performance for fiscal 2010 would largely reflect his contributions.  Also, Mr. Paci, as a consultant, will be eligible for continued vesting of his equity awards in accordance with our Omnibus Plan.   The Separation Agreement contained a general release of claims from Mr. Paci.  In accordance with his employment agreement, no additional severance was paid by us, other than payment of accrued but unused vacation days.

Clawback Policy

In early fiscal 2011, our Board of Directors adopted a compensation clawback policy.  In the event that we are required to prepare an accounting restatement due to the material noncompliance by us with any financial reporting requirement under the securities laws, we will seek to recover from any current or former executive officer who received incentive-based compensation (including stock options awarded as compensation) during the three-year period preceding the date on which we are required to prepare the accounting restatement, the amount paid based on erroneous data that exceeds what would have been paid to the executive officer under the accounting restatement.  We will implement this policy in accordance with the rules of the Securities and Exchange Commission, as they are promulgated.

Policy with Respect to $1 Million Deduction Limit and Impact of Accounting Treatment

The CO Committee believes it is important to consider the financial reporting and income tax consequences to us when it makes decisions about our executive compensation program. Overall, the CO Committee seeks to balance the effectiveness of compensation for the named executive officers with the resulting impact on reported earnings as well as deductibility considerations.

In making its compensation decisions, the CO Committee has considered that Section 162(m) limits deductions for compensation paid in excess of $1 million. As a result, the CO Committee has designed much of the total compensation packages for the named executive officers to qualify for the performance-based compensation exemption from the deductibility limit. However, it has retained the discretion to design and use compensation elements that may not be deductible under Section 162(m), if in its judgment so doing would be in our best interests.

We do not expect the accounting treatment of differing forms of equity awards to vary significantly. For this reason, accounting treatment is not expected to have a material impact on the forms of equity compensation selected, or on other compensation decisions.

Policy with Respect to Hedging of Company Stock

It is our policy that each of our employees, officers and directors is expected to know and comply with laws, rules and regulations and all other company policies and procedures, including those applicable to transactions governed by SEC regulations. Accordingly, our employees, officers and directors may not engage in short-term speculative transactions involving trading in our securities. This includes short sales, sales against the box and puts, calls and options on our securities (other than the exercise of employee or director stock options). Other practices which may be effectively considered hedging, such as forward purchase contracts or margin loans, are not prohibited, but are subject to legal review in advance.

Compensation Committee Report

The Compensation and Organization Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management. Based on such review and discussions, the Compensation and Organization Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in both the company’s Annual Report on Form 10-K for the year ended September 30, 2010 and the company’s Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders to be held on March 15, 2011.

Compensation and Organization Committee
Robert F. Bernstock, Chair
Edwin J. Holman
Terry L. McElroy
Mark D. Miles

Executive Compensation

The following tables and accompanying narratives and footnotes are an important part of our disclosures and should be read in conjunction with the “Compensation Discussion and Analysis”, which sets forth the objectives of our Executive Compensation Program.
Summary Compensation Table

The following table provides a summary of the compensation paid to our NEOs for the fiscal years ending September 26, 2008, September 24, 2009 and September 30, 2010.

						Non-Equity
	Fiscal			Stock	Option	Incentive Plan	All Other
Name and	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	(1)	($)(2)	($)(3)	($)(4)	($)(4)	($)(5)	($)(6)	($)(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

Terrance M. Marks	2010	$764,423	$—	$156,739	$—	$571,655	$31,398	$1,524,215
President and Chief
Executive Officer

Mark R. Bierley	2010	$6,538	$130,000	$—	$—	$—	$—	$136,538
Senior Vice President,
Chief Financial
Officer and Secretary

Frank G. Paci	2010	$502,277	$—	$213,674	$190,970	$250,411	$27,257	$1,184,589
Executive Vice	2009	$478,585	$—	$287,840	$262,535	$378,154	$65,881	$1,472,995
President, Chief	2008	$434,769	$150,000	$—	$352,004	$—	$81,716	$1,018,489
Financial Officer
and Secretary

Keith S. Bell	2010	$307,400	$—	$130,779	$116,876	$153,255	$23,396	$731,706
Senior Vice President,	2009	$297,362	$—	$217,679	$197,852	$235,842	$40,462	$989,197
Fuels	2008	$286,077	$—	$—	$195,558	$84,057	$64,049	$629,741

R. Brad Williams	2010	$304,262	$—	$126,266	$112,847	$151,690	$24,522	$719,587
Senior Vice President,	2009	$282,800	$—	$155,578	$147,971	$212,393	$40,654	$839,396
Store Operations

Paul M. Lemerise		2010	$148,000	$—	$55,199	$—	$84,406	$98,796	$386,401
	Senior Vice President,
	Chief Information
	Officer

(1)
Fiscal 2010 is the period from September 25, 2009 to September 30, 2010. Fiscal 2009 is the period from September 26, 2008 to September 24, 2009.  Fiscal 2008 is the period from September 28, 2008 to September 25, 2008.

(2)
The company has entered into employment agreements with each named executive officer.  Each agreement sets an initial base salary at the time of hire.  Thereafter, the base salary is set at the CO Committee's discretion.  For more detailed information on the CO Committee's process and philosophy in setting base salary, please refer to the section entitled "Base Salary" in the Compensation Discussion and Analysis.  Note that the fiscal 2010 year is a 53-week year and this is reflected in base salaries of each NEO.  Also, note that Mr. Bierley was employed for only four (4) days in fiscal 2010.

(3)
In fiscal 2010, Mr. Marks' employment agreement provided for a sign-on bonus payment of $125,000 and Mr. Bierley’s employment agreement provided for a sign-on bonus payment of $130,000.   In fiscal 2008, Mr. Paci’s employment agreement guaranteed him the greater of $150,000 or the bonus he would otherwise be entitled to under the terms of our Annual Incentive Plan.  For fiscal 2008, his guaranteed bonus exceeded the amount he would have received under the Annual Incentive Plan.

(4)
The amounts shown in columns (e) and (f) for fiscal 2010 are the aggregate grant date fair value of stock options, time-based restricted stock and performance-based restricted stock computed in accordance with FASB Accounting Standard Codification Topic 718 and does not reflect the compensation actually received by the NEO.  The compensation amounts shown in the above columns for fiscal 2008 and 2009 have been recomputed from prior years' proxy statement disclosures to reflect the grant date fair value of stock-based awards in those years.  These award values have been determined based on certain assumptions, which are described in Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2010, and with respect to options granted during fiscal 2008, Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2008.

The performance-based restricted stock awarded on September 15, 2009 to Mr. Marks, on May 7, 2010 to Mr. Lemerise and on December 7, 2009 to Mr. Marks, Mr. Paci, Mr. Bell and Mr. Williams vests in three annual installments, subject to the achievement of specified performance goals.  In fiscal 2010, our CO Committee set the performance criteria for the first installment of these awards, and in fiscal 2011, our CO Committee set the performance criteria for the second and third installments of these awards.  As a result, the grant date fair value for fiscal 2010 is based only on the first installment of these awards.  The grant date fair value of the second and third installments of these awards will be reportable for fiscal 2011.  In accordance with FASB Accounting Standard Codification Topic 718, we determined the grant date fair value for the shares of performance-based restricted stock based on the probable outcome of the achievement of the performance vesting condition as of the date of grant.  For fiscal 2010, if the maximum number of shares of performance-based restricted stock that could be earned was reflected, the total grant date fair value of the award would have been as follows:  Mr. Marks -- $195,924; Mr. Paci -- $106,692; Mr. Bell -- $65,295; Mr. Williams -- $63,046; and Mr. Lemerise -- $39,382.  In early, fiscal 2011, our CO Committee determined that the performance goals for this first installment was not met resulting in no shares of performance-based restricted stock vesting.

(5)
This column (g) reflects the amounts paid under the Annual Incentive Plan for each fiscal year.  See "Annual Performance Award and Other Bonus Payments" in the Compensation Discussion and Analysis for a description of non-equity incentive plan compensation design.  For Mr. Paci, this award was earned under the AIP and paid after he ended his employment pursuant to the terms of his Separation and Consulting Agreement.  For Mr. Lemerise, this column also reflects an AIP amount of $32,406 and a performance bonus payment of $52,500 as provided for in his employment agreement for the successful completion of specific goals outlined in his original agreement with Tatum, LLC.  The goals established to earn this award were:  (1) successful completion of an implementation plan to achieve PCI compliance by July 1, 2010; and (2) successful reorganization of the IT department to achieve a more productive and responsive organization by July 1, 2010.  As those goals were achieved, as determined by our CEO, Mr. Lemerise was awarded $52,500, which had been previously approved by the CO Committee.

(6)
Amounts listed in column (i) represent company-matching contributions to the 401(k) retirement plan, the cost of company-provided insurance benefits, the cost of company-provided vehicles, relocation expenses and other personal benefits. Details are described in the following table entitled "All Other Compensation Table".

(7)	The amounts reported in this column are the sums of columns (c), (d), (e), (f), (g) and (i) for each of the NEOs.

All Other Compensation Table

The following table sets forth each component of the “All Other Compensation” column of the Summary Compensation Table for fiscal 2010.

	401(k)	Cost of	Cost of
	Matching	Company-Provided	Company Car	Relocation	Supplemental
Name	Contribution	Insurance	or Allowance	Expenses	Health Benefits	Other	Total
		(1)	(2)	(3)	(4)	(5)
Terrance M. Marks	$—	$3,868	$15,282	$9,262	$2,986	$—	$31,398
Mark R. Bierley	$—	$—	$—	$—	$—	$—	$—
Frank G. Paci	$9,800	$3,835	$11,995	$—	$1,627	$—	$27,257
Keith S. Bell	$9,314	$2,918	$4,650	$—	$6,514	$—	$23,396
R. Brad Williams	$10,025	$2,903	$8,130	$—	$3,464	$—	$24,522
Paul M. Lemerise	$—	$1,621	$3,988	$27,562	$—	$65,625	$98,796

(1)	The amounts in this column represent the dollar value of life and long term disability insurance premiums paid by us on behalf of our NEOs.
(2)
For all except Mr. Lemerise, the amounts represent car-related expenses including lease costs or depreciation, insurance, maintenance, fuel and taxes.  The CO Committee decided to phase out the provision of company-provided cars to NEOs in favor of a car allowance in January, 2010.  For Mr. Lemerise, who became an employee on March 1, 2010, this amount represents a car allowance.

(3)	The amounts in this column represent taxable relocation expenses which are “grossed-up” based on each individual's applicable tax rate.
(4)
Supplemental health benefits include reimbursements under the Executive Medical Reimbursement Plan (EMR) of certain health plan expenses not covered by our Health or Dental Plans and Executive Physical Plan (EPP) expenses.  The EMR program was discontinued January 1, 2010; payments are for charges incurred prior to that action.  For Messrs. Marks, Paci and Bell, the amount shown are EMR-related expenses   For Mr. Williams, amounts include $1,834 in EMR-related expenses and $1,630 in EPP-related expenses.

(5)
Other compensation for Mr. Lemerise includes $65,625 in income from his position as interim Chief Information Officer through a consulting arrangement with Tatum, LLC from November 16, 2009 to March 1, 2010 when the company converted Mr. Lemerise from a consulting resource to a permanent full-time employee.

Grants of Plan-Based Awards in Fiscal 2010

The following table provides information about stock options and non-equity incentive plan awards granted to our named executive officers in fiscal 2010. All stock options were granted under our Omnibus Plan. All non-equity incentive plan awards (other than the performance-based bonus to Mr. Lemerise) were granted under our annual incentive plan which is an element of our Omnibus Plan.
									All Other	All Other
									Stock	Option	Exercise or
			Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Awards:	Closing	Grant Date
			Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	Market	Fair Value
			Plan Awards (1)			Plan Awards (2)			Shares of	Securities	Price on	of Stock
									Stock or	Underlying	Grant	and Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Date	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Share)	($)

Terrance M. Marks			$286,659	$573,317	$1,146,635
	09/15/09	11/17/09				3,000	4,000	5,000			$19.84	$79,360
	12/07/09	11/17/09				4,000	5,333	6,666			$14.51	$77,379

Mark R. Bierley		$—	$—	$—
					—	—	—	—	—	$—	$—

Frank G. Paci		$125,569	$251,139	$502,277
12/07/09	11/17/09				4,412	5,882	7,353			$14.51	$85,348
12/07/09	11/17/09							8,844		$14.51	$128,326
12/07/09	11/17/09								32,042	$14.51	$190,970

Keith S. Bell		$76,850	$153,700	$307,400
12/07/09	11/17/09				2,700	3,600	4,500			$14.51	$52,236
12/07/09	11/17/09							5,413		$14.51	$78,543
12/07/09	11/17/09								19,610	$14.51	$116,876

R. Brad Williams		$76,066	$152,131	$304,262
12/07/09	11/17/09				2,607	3,476	4,345			$14.51	$50,437
12/07/09	11/17/09							5,226		$14.51	$75,829
12/07/09	11/17/09								18,934	$14.51	$112,847

Paul M. Lemerise		$13,000	$32,500	$52,000
		$—	$52,500	$—
05/07/10	02/22/10				1,757	2,342	2,928			$13.45	$31,500
05/07/10	02/22/10							1,762		$13.45	$23,699

(1)
The amounts shown represent the potential threshold, target and maximum payouts under our Annual Incentive Plan for performance during fiscal 2010.  Our performance measures and financial results are discussed more fully in the above Compensation Discussion and Analysis.  The actual amounts paid for fiscal 2010 are shown in column (g) of the Summary Compensation Table.  For Mr. Lemerise, the amounts shown also reference a performance bonus target of $52,500 as provided for in his employment agreement for the successful completion of specific goals outlined in his original agreement with Tatum, LLC.  For more details, refer to footnote 5 of the Summary Compensation Table.

(2)
The amounts shown are intended to represent the range of potential shares that may be received pursuant to the performance-based restricted stock award grant for fiscal 2010.  The shares vest, if earned, on the first anniversary of the grant date or the date upon which the CO Committee determines whether the performance objectives were achieved, whichever is later.  The performance objective for the performance period must be satisfied for an award of shares to be made.  The number of shares to be awarded is based on the extent to which the objective is achieved.  The threshold achievement payout is 75% of target and the maximum achievement payout is 125% of target.  Performance below threshold results in no payout.  The performance objective set for the fiscal 2010 performance period was not met and no award was made.  Please refer also to Note 4 of the Summary Compensation Table for a more detailed explanation of the grant date fair value assumptions.

(3)
The amounts shown represent shares of time-based restricted stock that vest in equal installments over a three-year period from the date of grant or, in the case of award to Mr. Lemerise, his March 1, 2010 date of hire.

(4)	The amounts shown represent options that vest in equal installments over a three-year period from the date of grant.

Outstanding Equity Awards as of September 30, 2010

The following table sets forth information with respect to outstanding restricted stock and the unexercised options held by our named executive officers at the end of fiscal 2010.

		Option Awards (1)				Stock Awards (2)
						Restricted Stock		Performance Shares
								Equity Incentive	Equity Incentive
							Market	Plan Awards:	Plan Awards:
		Number of	Number of			Number of	Value of	Number of	Market or
		Securities	Securities			Shares or	Shares or	Unearned	Payout Value of
		Underlying	Underlying			Units of	Units of	Shares,	Unearned Shares,
		Unexcercised	Unexcercised	Option	Option	Stock that	Stock that	Units or Other	Units or Other
		Options	Options	Exercise	Expiration	have not	have not	Rights that have	Rights that
	Grant	(#)	(#)	Price	Date	Vested	Vested	not Vested	have not Vested
Name	Date	Exercisable	Unexercisable	($)		(#)	($)	(#)	($)

Terrance M. Marks	09/15/09	23,333	46,667	$15.84	09/15/16	10,000	$241,100	3,000	$72,330
	12/07/09							4,000	$96,443

Frank G. Paci	07/02/07	30,000		$46.62	07/02/14
	11/20/07	30,000	15,000	$27.75	11/20/14
	11/25/08		23,000	$17.99	11/25/15	10,667	$257,181
	12/07/09		32,042	$14.51	12/07/16	8,844	$213,229	4,412	106,373

Mark R. Bierley		—	—	$—		—	—	—	—

Keith S. Bell	08/02/06	25,000		$45.74	08/02/13
	11/20/07	16,666	8,334	$27.75	11/20/14
	11/25/08	8,666	17,334	$17.99	11/25/15	8,067	$194,495
	12/07/09		19,610	$14.51	12/07/16	5,413	$130,507	2,700	$65,097

R. Brad Williams	11/19/04	2,334		$26.77	11/19/11
	10/26/05	6,666		$35.76	10/26/12
	11/09/06	15,000		$50.99	11/09/13
	11/20/07	12,000	6,000	$27.75	11/20/14	567	$13,670
	11/25/08	6,481	12,964	$17.99	11/25/15	5,766	$139,018
	12/07/09		18,934	$14.51	12/07/16	5,226	$125,999	2,607	$62,855

Paul M. Lemerise	05/07/10		—	$—		1,762	$42,482	1,757	$42,361

(1)
The options listed were granted under either The Pantry, Inc. 1999 Stock Option Plan, as amended (our "1999 Plan") or our Omnibus Plan. Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment except in cases of retirement, death or long-term disability. Options may be exercised to purchase vested shares only. Upon termination of employment, the options are forfeited with respect to any shares not then vested, except in cases of termination as the result of retirement (defined as age 55 and 10 years of service), death or long-term disability and with respect to a change in control, in which case the vesting of the options is automatically accelerated in full. Vesting is the same for each optionee and options vest in three equal installments of one-third on each of the first, second and third anniversaries of the Grant Date.

(2)
The stock listed was granted under our Omnibus Plan. Shares of restricted stock vest in three equal installments of one-third on each of the first, second and third anniversaries of the Grant Date, provided the named executive officer continues to be employed.  Shares of Performance-based Restricted Stock vest in equal annual installments on the anniversary of the grant date each year within the three-year performance period.  The performance objective for each performance period must be satisfied for an award of shares to be made.  The performance objectives set for the fiscal 2010 performance period were not met and no award was made.

Option Exercises and Stock Vested in Fiscal 2010

The following table sets forth information with respect to the options exercised or the shares of restricted stock that vested for our named executive officers during fiscal 2010.

	Option Awards(1)		Stock Awards(1)
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Terrance M. Marks	—	$—	5,000	$113,650
Frank G. Paci	11,500	$60,970	5,333	$81,595
Mark R. Bierley	—	$—	—	$—
Keith S. Bell	—	$—	4,033	$61,705
R. Brad Williams	—	$—	3,449	$52,435
Paul M. Lemerise	—	$—	—	$—

(1)
Amounts reflect the market value of the Company's common stock on the day the stock vested, determined by multiplying the number of shares acquired on vesting by the closing sales price for the Company's common stock on the NASDAQ on the vesting date.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with our CEO and our other NEOs that provide them with specified benefits if their employment is terminated under circumstances described below. In addition, our NEOs participate in our annual incentive plan, our equity compensation plans and other various benefit plans that may provide them with acceleration of equity awards or payments under certain circumstances, as described below. For information on the CO Committee’s approach on entering into employment agreements with our named executive officers, please refer to the section entitled “Executive Employment Contracts” in the Compensation Discussion and Analysis.

Employment Arrangements

On August 24, 2009, we entered into an employment agreement with Terrance M. Marks pursuant to which he became an employee on September 15, 2009 and commenced his duties as President and CEO effective September 25, 2009.  The initial term of his agreement is three years and expires on September 27, 2012.  Thereafter, the agreement renews for successive one-year terms unless either party gives the other notice of non-renewal or the agreements are otherwise terminated.

In fiscal 2010, we entered into employment agreements with Messrs. Bierley and Lemerise.  The initial terms of each agreement is two years and expires on September 24, 2012 and March 1, 2012, respectively.  We have also entered into amended and restated employment agreements with Messrs. Paci, Bell and Williams. The initial terms of each of those employment agreements ended on January 2, 2009, with the exception of Mr. Williams whose initial term ended on January 2, 2010. After the initial terms, the agreements with these NEOs renew for successive one-year terms unless either party gives the other notice of non-renewal or the agreements are otherwise terminated.  As discussed above in the Compensation Discussion and Analysis, Mr. Paci terminated his employment with us on September 26, 2010 but remained as a consultant through December 31, 2010.

Our obligations to our NEOs under these employment agreements upon termination or “change in control” are described below.

Payments Made Upon Termination of Employment Due to Death or Disability

If the employment of a NEO is terminated because of death or disability, we will pay to his estate, in the case of death, or to the individual, in the case of disability, six months’ salary based upon his then current monthly salary rate less amounts paid under any disability plan.

Payments Made Upon Termination of Employment for Cause or Due to Voluntary Resignation or Retirement

If any of our NEOs resign or retire voluntarily, or we terminate any of our named executive officers prior to a change in “control with cause,” the individual will be entitled to his then effective compensation and benefits through the last day of actual employment.  In addition, Mr. Marks, our CEO, will receive any accrued and earned Annual Bonus for any previously completed fiscal year.

Payments Made Upon Termination of Employment Without Cause or by Notice of Nonrenewal and Not in Connection With a Change in Control

If the employment of a NEO, other than our CEO, is terminated by either notice of non-renewal or without cause prior to a “change in control”, the NEO will receive an amount equal to his current monthly salary for 12 months based upon his then current monthly salary rate payable in substantially equal installments and subject to offset if he receives compensation from subsequent employment. In addition, unless he receives health insurance from a subsequent employer, the NEO will receive reimbursement for health insurance premiums in excess of the amount he paid for group health coverage prior to termination for the continuation of health insurance for the 12-month period following termination of employment.

If our CEO’s employment is terminated prior to a “change in control” without “cause”, he will be entitled to amounts due him on the effective termination date, severance pay equal to his then current monthly salary for a period of 18 months payable in substantially equal installments.  After twelve months, severance payments are reduced by the amount of compensation received from subsequent employment or consulting other than compensation paid to him for service as a director on boards of directors. In addition, unless he receives health insurance from a subsequent employer, he will receive reimbursement for health insurance premiums in excess of the amount he paid for group health coverage prior to termination for the continuation of health insurance for the 18-month period following termination of employment.

Payments Made Upon Termination by Notice of Nonrenewal, Without Cause, for Failure to Perform or for Good Reason Following a Change in Control

If the employment of an NEO, other than our CEO, is terminated by notice of nonrenewal, without cause, for failure to perform or for “good reason” following a change in control, the named executive officer will receive an amount equal to his then current monthly salary for 24 months plus an amount equal to two times the value of his target bonus for the year in which the termination occurs payable in substantially equal installments and subject to offset if he receives compensation from subsequent employment. For purposes of this type of severance payment only, the target bonus for the year will not be prorated for the length of an individual’s employment but will assume a full fiscal year of employment. In addition, the NEO will receive certain reimbursements for health insurance premiums for up to 24 months.

Note that severance benefits payable in the event of a change in control to NEOs other than our CEO will not be reduced should they become subject to the excise tax that can apply to certain payments made in connection with such an event. However, we will not provide tax gross-up payments to executives should they become liable for such excise taxes.

If our CEO’s employment is terminated by us without cause or upon our decision not to renew his employment agreement, or by him as a result of a constructive termination, within twelve (12) months following a change in control, then he is entitled to a lump sum payment, payable within five (5) days of his execution of a release, equal to two (2) times the sum of (a) his base salary then in effect and (b) his target bonus for the year in which the termination occurs.

Definitions
For purposes of our employment agreements with each of our NEOs other than our CEO, the terms below have the following meanings:

change in control occurs if:
•
any “person” (which could include two or more persons acting as a partnership, limited partnership, syndicate or other group), other than (i) the company, (ii) a trustee or other fiduciary holding securities under one of our employee benefit plans, (iii) a company owned by our stockholders or (iv) the existing holders of our common stock, is or becomes the beneficial owner” (as defined under the federal securities laws) of securities of the company representing more than 50% of the company’s outstanding voting power;

•	we consummate certain mergers or consolidations;
•	we are liquidated or we sell or dispose of all or substantially all of our assets; or
•	during any 24-month period a majority of our Board is replaced by directors who are not elected or recommended for election by our Board.

good reason includes the occurrence of any of the following events within 18 months after the change in control:
•	an adverse alteration in the named executive officer’s position or responsibility;
•	a material diminution in the named executive officer’s annual base salary and target bonus;
•	requiring the named executive officer to be based more than 50 miles from his location immediately prior to the change in control;
•	the material failure to pay the named executive officer any compensation due under the agreement;
•	our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or
•	any other action or inaction that constitutes a material breach by us of the agreement.

cause includes the named executive officer’s:
•	willful and continued failure to perform his duties;
•	insubordination;
•	conduct demonstrably and materially injurious to us; or
•	conviction of or entry of plea of guilty or nolo contendere to any crime involving moral turpitude or any felony.

For purposes of our CEO’s employment agreement, the terms below have the following meanings:

change in control occurs if:
•
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than: (i) the Company; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; (iii) a Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (iv) the existing holders of capital stock of the Company as of the date hereof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

•
we consummate certain mergers or consolidations as a result of which less than fifty percent (50%) of the combined voting power of the Company or of the surviving or resulting Company or entity after such transaction is held in the aggregate by the holders of the combined voting power of the outstanding securities of the Company immediately prior to such transaction; or

•	we are liquidated or we sell or dispose of all or substantially all of our assets.

constructive termination (“good reason”) includes the occurrence of any of the following events (without our CEO’s written consent) following a change in control:
•
an assignment of duties inconsistent with his position or a substantial adverse alteration in the nature or status of our CEO’s position, responsibilities or employment conditions except that no change will be deemed to exist if it is directly related to us ceasing to be a company with publicly-traded securities or becoming a wholly owned subsidiary of another company provided our CEO continues to be the most senior executive employee with powers and responsibilities held by other similarly situated senior executives;

•	a reduction in our CEO’s annual base salary or target bonus other than in connection with an across-the-board reduction of salaries or bonuses paid to all executive officers;
•	requiring our CEO to be based more than 50 miles from his location immediately prior to the change in control;
•	the failure to pay our CEO any compensation within seven (7) days of the such compensation is due;
•
failure to continue any material compensation or benefit plan in which the CEO participates at the time of the change in control unless replaced with a plan of equal or greater value except that the reduction, alteration or elimination of certain perquisites or policies (airplane, executive medical reimbursement and automobile policies) will not constitute grounds for constructive termination; or

•	our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or

cause includes our CEO’s:
•	willful and continued failure to perform his duties;
•	conduct demonstrably injurious to us;
•	conviction of or entry of plea of guilty or nolo contendere to any crime involving moral turpitude or any felony;
•	material breach of the employment agreement; or
•	gross negligence or willful misconduct in the performance of his duties.

2010 Annual Incentive Plan

If the employment of one of our NEOs had terminated prior to the date on which annual awards were paid under our 2010
Annual Incentive Plan, then the individual would not have received an annual award.  However, in connection with Mr. Paci’s execution of a release agreement and as a result of his commitment to remain as a consultant through December 31, 2010, Mr. Paci was eligible to receive, and did receive, a payment under our Annual Incentive Plan despite his termination of employment prior to the date on which annual awards were paid. If the termination of employment is as a result of disability or death, the CO Committee in its discretion may determine to prorate the award amount for the length of time during the fiscal year the individual worked. Such awards are granted on the same basis as other participants and paid on the same date other awards are paid in the discretion of the CO Committee.

However, as described above, under employment arrangements with all of our NEOs, other than our CEO, payment of two times the annual target bonus award for the full fiscal year is guaranteed if termination of employment occurs without cause or for good reason within eighteen (18) months following a change in control and such award would not be prorated for the length of employment during the fiscal year. In the case of our CEO, payment of two times the annual target bonus award for the full fiscal year is guaranteed in successive fiscal years if termination of employment occurs without cause, for constructive termination or our notice of non-renewal within 12 months following a change in control.

1999 Stock Option Plan and Omnibus Plan

Upon termination of employment of any NEO, all options and unvested shares of restricted stock granted to such person under our 1999 Stock Option Plan and our Omnibus Plan are forfeited with respect to any shares not then vested, except that vesting is accelerated in full for terminations due to death, disability or (with respect to nonqualified stock option and restricted stock awards under the Omnibus Plan) retirement at the age of 55, after 10 years of service. In addition, upon the occurrence of a change in control, all outstanding unvested options and shares of restricted stock will automatically vest in full whether or not the executive’s employment is subsequently terminated.

Other Benefits

Other benefits that we provide each of our NEOs upon termination of employment include a payment for any vacation days the named executive officer has not used during the fiscal year. Under each of their employment agreements, the named executive officers are entitled to the greater of the annual vacation grant under our vacation policy applicable to all employees (up to 20 days) or the following minimum number of vacation days each calendar year: Mr. Marks (15), Mr. Bierley (20), Mr. Bell (22), Mr. Williams (20) and Mr. Lemerise (20).  Subject to applicable state law, unused vacation days may not be carried over from year to year.

Mr. Paci’s Termination of Employment

As discussed above, Mr. Paci resigned effective September 26, 2010 but remained with us as a consultant through December 31, 2010.  In connection with Mr. Paci’s termination of employment, Mr. Paci received a payment in the amount of $19,477 for accrued but unused vacation days.  Additionally, under the terms of Mr. Paci’s Separation of Employment and Consulting Agreement, he was eligible to receive, and did receive, the award under our Annual Incentive Plan he would have otherwise been entitled to receive if he remained with us as an employee on the date the award was paid.  The amount of that award was $250,411.  Additionally, Mr. Paci’s equity awards continued to vest during the period he remained with us as a consultant, resulting in the vesting of 33,347 stock options and 2,948 shares of restricted stock.  Mr. Paci also received a consulting fee of $8,000 per month for October – December, 2010.

Estimated Amounts Payable upon Termination or Change in Control

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination of employment or change in control, or both. These estimates are based on the assumption that the various triggering events occurred on September 30, 2010, the last day of fiscal 2010.

We have noted below other material assumptions used in calculating the estimated payments under each triggering event. The actual amounts that would be paid to a named executive officer upon termination of employment can only be determined at the time an actual triggering event occurs.

Potential Payments Upon Termination or Change in Control

	Triggering
Name	Event (1)	Severance	Bonus (2)	Equity (3)	Health (4)	Other (5)	Total

Terrance M. Marks	Death/Disability	$375,000	$571,655	$1,302,200	$—	$43,269	$2,292,124
	For Cause	$—	$—	$—	$—	$—	$—
	Voluntary	$—	$—	$—	$—	$43,269	$43,269
	Retirement	$—	$—	$—	$—	$43,269	$43,269
	Without Cause	$1,125,000	$—	$—	$25,658	$43,269	$1,193,927
	Change in Control	$1,500,000	$1,125,000	$1,302,200	$34,211	$43,269	$4,004,680

Mark R. Bierley	Death/Disability	$212,500	$—	$—	$—	$32,692	$245,192
	For Cause	$—	$—	$—	$—	$-	$-
	Voluntary	$—	$—	$—	$—	$32,692	$32,692
	Retirement	$—	$—	$—	$—	$32,692	$32,692
	Without Cause	$425,000	$—	$—	$16,866	$32,692	$474,558
	Change in Control	$850,000	$425,000	$—	$33,732	$32,692	$1,341,424

Keith S. Bell	Death/Disability	$150,800	$153,255	$997,864	$—	$25,520	$1,327,439
	For Cause	$—	$—	$—	$—	$—	$—
	Voluntary	$—	$—	$—	$—	$25,520	$25,520
	Retirement	$—	$—	$—	$—	$25,520	$25,520
	Without Cause	$301,600	$—	$—	$16,866	$25,520	$343,986
	Change in Control	$603,200	$301,600	$997,864	$33,732	$25,520	$1,961,916

R. Brad Williams	Death/Disability	$150,600	$151,690	$893,731	$—	$23,169	$1,219,190
	For Cause	$—	$—	$—	$—	$—	$—
	Voluntary	$—	$—	$—	$—	$23,169	$23,169
	Retirement	$—	$—	$—	$—	$23,169	$23,169
	Without Cause	$301,200	$—	$—	$16,866	$23,169	$341,235
	Change in Control	$602,400	$301,200	$893,731	$33,732	$23,169	$1,854,232

Paul M. Lemerise	Death/Disability	$130,000	$32,406	$254,264	$—	$20,000	$436,670
	For Cause	$—	$—	$—	$—	$—	$—
	Voluntary	$—	$—	$—	$—	$20,000	$20,000
	Retirement	$—	$—	$—	$—	$20,000	$20,000
	Without Cause	$260,000	$—	$—	$16,866	$20,000	$296,866
	Change in Control	$520,000	$260,000	$254,264	$33,732	$20,000	$1,087,996

(1)
The triggering events are described under Executive Employment Contracts of the Compensation Discussion and Analysis.  In the case of a change in control, the triggering event is termination (as defined) following a change in control (double trigger) for all elements except equity (as the value of accelerated vesting occurs upon a change in control regardless of whether employment is terminated).

(2)
In the event of termination due to death or disability, the NEO may receive a prorated incentive at the discretion of the CO Committee; the values shown in this column are the actual payments made under the plan for fiscal 2010.  In the event of termination following a change in control, the NEO may receive an amount equal to two times the NEO's target bonus for the year in which termination occurs; the values shown represent the payments that could have been made under our annual incentive plan assuming that the target had been met for all performance measures.

(3)
Values shown represent the estimated cash payment each named executive officer would have received for his unvested shares of stock, calculated based on the following assumptions:  (a) a triggering event occurred as of September 30, 2010, accelerating the vesting of each NEO’s unvested options and unvested restricted stock; and (b) each NEO sold or otherwise surrendered the resulting shares for consideration in an amount equal to $24.11 per share, which was the closing price of our stock on the Nasdaq Global Select Market on September 30, 2010.  Value is included for the exercise of stock options.

(4)
Values are based on expenses related to the cost of continuing coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA").  The expenses are based on the coverage and premium rates in force on September 30, 2010.

(5)	Other includes vacation payable at termination for each named executive officer and assumes that each named executive officer had not used any vacation days as of September 30, 2010.

Director Compensation

Summary of Director Compensation Program

Directors who are also employed by us are not separately compensated for their service on our Board. Independent directors are compensated for service as members of our Board through a combination of a quarterly retainer, cash meeting fees and equity grants in the form of options to purchase our common stock, restricted stock and/or restricted stock units. During fiscal 2010, all of our directors other than Mr. Marks were independent directors and received such payments and equity grants.

Quarterly Retainer and Cash Meeting Fees.
Independent directors receive a $7,500 quarterly retainer. They also receive $2,500 for each Board meeting they attend in person or by approved video conference ($1,250 if attendance is telephonic), $1,000 for each committee meeting they attend in person or by approved video conference ($500 if attendance is telephonic). Members of our executive committee received a $2,500 quarterly retainer in lieu of committee meeting fees for service on the executive committee, which was disbanded in early fiscal 2010.  Our committee chairs are paid an additional quarterly retainer as follows:  Audit Committee chairman and CO Committee chairman -- $3,750; Corporate Governance and Nominating Committee chairman -- $2,500; and Finance and Investment Committee chairman -- $2,500.  Additionally, our independent chairman is paid an additional quarterly retainer of $18,750.

Equity Grants.
Upon election to our Board, and upon re-election to the Board each year, each independent director will receive an equity grant of stock options, restricted stock, restricted stock units (“RSUs”) or a combination thereof valued at $70,000.  A new independent director who is appointed to serve less than a full term will have the aggregate value of his initial equity grant prorated accordingly.  The stock options vest in full on the first anniversary of the grant date, have a term of seven years and are granted with an exercise price equal to the fair market value of our common stock on the date of the grant.  The restrictions on the restricted stock and RSUs lapse on the first anniversary of the grant date.  The vesting of the stock options and lapsing of restrictions on the restricted stock and RSUs are conditioned on service as a participating member of the Board, which includes attending at least three meetings per year.

Other.
Each of our directors is also covered by director and officer liability insurance; has entered into an indemnification agreement with us that entitles him or her to, among other things, indemnification to the fullest extent permitted by law for amounts incurred in any action or proceeding on account of services provided as a director (subject to certain exceptions); and is entitled to reimbursement for reasonable out-of-pocket expenses in connection with attendance at Board or committee meetings.

Director Stock Ownership Guidelines.
In January, 2009, our Board adopted guidelines that require our independent directors to own shares of common stock valued at three times the annual cash retainer paid to him or her, excluding fees paid for services on our executive committee or as a committee chair. Each independent director will have five years from March 17, 2009 or the date he or she joined the board of directors, whichever is later, to comply with the ownership guidelines.

Summary of Cash and Certain Other Compensation

The following table summarizes the annual and long-term compensation of each of our independent directors who served during fiscal 2010.

Director Compensation for Fiscal 2010

	Fees Earned
	or Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($) (1)	($) (2)	($) (2)	($)	($)

Robert F. Bernstock	$81,750	$69,994	$—	$—	$151,744
Paul L. Brunswick	$81,000	$69,994	$—	$—	$150,994
Wilfred A. Finnegan	$73,500	$69,994	$—	$—	$143,494
Edwin J. Holman	$141,000	$69,994	$—	$—	$210,994
Terry L. McElroy	$65,000	$69,994	$—	$—	$134,994
Mark D. Miles	$66,500	$69,994	$—	$—	$136,494
Bryan E. Monkhouse	$62,250	$69,994	$—	$—	$132,244
Thomas M. Murnane	$74,500	$69,994	$—	$—	$144,494
Maria C. Richter	$61,500	$69,994	$—	$—	$131,494

(1)	Amounts reflect fees actually paid during fiscal 2010.
(2)
Amounts listed do not reflect compensation actually received by the director. Amounts listed in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted during fiscal 2010 calculated in accordance with ASC Topic 718, disregarding any forfeiture assumptions. The restricted stock awards made on March 17, 2010 were made under our Omnibus Plan and valued using the closing price of our common stock as reported by NASDAQ on that date. These restricted stock awards vest in one calendar year on March 17, 2011.  These award values have been determined based on certain assumptions, which are described in Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2010.

Outstanding Director Equity Awards as of September 30, 2010

The following table sets forth information with respect to outstanding restricted stock and the unexercised options of our non-employee directors at the end of fiscal 2010.

		Option Awards (1)				Stock Awards (2)
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexcercised	Unexcercised	Option	Option	Stock that	Stock that
		Options	Options	Exercise	Expiration	have not	have not
	Grant	(#)	(#)	Price	Date	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)		(#)	($)

Robert F. Bernstock	10/26/05	10,000		$35.76	10/26/12
	03/30/06	5,000		$62.03	03/30/13
	05/09/07	5,000		$45.05	05/09/14
	03/27/08	3,333	1,667	$21.84	03/27/15
	03/17/09					—	$—
	03/17/10					5,464	$131,737

Paul L. Brunswick	03/31/04	5,000		$19.95	03/31/11
	03/29/05	5,000		$30.48	03/29/12
	03/30/06	5,000		$62.03	03/30/13
	05/09/07	5,000		$45.05	05/09/14
	03/27/08	3,333	1,667	$21.84	03/27/15
	03/17/09					—	$—
	03/17/10					5,464	$131,737

Wilfred A. Finnegan	07/05/06	10,000		$56.61	07/05/13
	05/09/07	5,000		$45.05	05/09/14
	03/27/08	3,333	1,667	$21.84	03/27/15
	03/17/09					—	$—
	03/17/10					5,464	$131,737

Edwin J. Holman	10/26/05	10,000		$35.76	10/26/12
	03/30/06	5,000		$62.03	03/30/13
	05/09/07	5,000		$45.05	05/09/14
	03/27/08	3,333	1,667	$21.84	03/27/15
	03/17/09					—	$—
	03/17/10					5,464	$131,737

Terry L. McElroy	03/01/06	10,000		$58.79	03/01/13
	05/09/07	5,000		$45.05	05/09/14
	03/27/08	3,333	1,667	$21.84	03/27/15
	03/17/09					—	$—
	03/17/10					5,464	$131,737

Mark D. Miles	01/24/06	10,000		$58.31	01/24/13
	05/09/07	5,000		$45.05	05/09/14
	03/27/08	3,333	1,667	$21.84	03/27/15
	03/17/09					—	$—
	03/17/10					5,464	$131,737

Bryan E. Monkhouse	12/15/04	6,667		$27.89	12/15/11
	03/29/05	5,000		$30.48	03/29/12
	03/30/06	5,000		$62.03	03/30/13
	05/09/07	5,000		$45.05	05/09/14
	03/27/08	3,333	1,667	$21.84	03/27/15
	03/17/09					—	$—
	03/17/10					5,464	$131,737

Thomas M. Murnane	03/29/05	5,000		$30.48	03/29/12
	03/30/06	10,000		$62.03	03/30/13
	05/09/07	10,000		$45.05	05/09/14
	03/27/08	6,666	3,334	$21.84	03/27/15
	03/17/09					—	$—
	03/17/10					5,464	$131,737

Maria C. Richter	07/05/06	10,000		$56.61	07/05/13
	05/09/07	5,000		$45.05	05/09/14
	03/27/08	3,333	1,667	$21.84	03/27/15
	03/17/09					—	$—
	03/17/10					5,464	$131,737

(1)
The options listed were granted under our either The Pantry, Inc. 1999 Stock Option Plan, as amended (our "1999 Plan") or our Omnibus Plan. Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment except in cases of death or termination due to a long-term disability. Options may be exercised to purchase vested shares only.  Vesting is the same for each optionee and options vest in three equal installments of one-third on each of the first, second and third anniversaries of the Grant Date.

(2)	The stock listed was granted under our Omnibus Plan. Shares of restricted stock vests 100% on the first anniversary of the Grant Date.

Equity Compensation Plan Information

We maintain our 1999 Plan and our Omnibus Plan pursuant to which we may grant equity awards to eligible persons. The following table sets forth aggregate information regarding such plans as of September 30, 2010:

	(a)	(b)	(c)
Number of Securities
	Number of		Available For Future
	Securities	Weighted	Issuances Under
	to be Issued Upon	Average	Equity Compensation
	Exercise of	Exercise Price	Plans excluding
	Outstanding	of Outstanding	Securities Reflected
Plan Category	Options	Options	Column (a) (1)
Equity compensation plans approved by security holders	998,786	$30.40	1,696,825

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	998,786	$30.40	1,696,825

(1)
No future awards may be granted under our 1999 Plan. Our Omnibus Plan permits the award of cash incentives and equity incentive grants covering 2.4 million shares of our common stock, plus shares subject to outstanding options under our 1999 Plan that are forfeited or that otherwise cease to be outstanding after March 29, 2007 other than by reason of their having been exercised for, or settled in, vested and nonforfeitable shares.

Compensation Committee Interlocks and Insider Participation

Robert F. Bernstock (Chairperson), Edwin J. Holman Terry L. McElroy and Mark D. Miles served on our CO Committee during fiscal 2010. None of these individuals has ever served as an officer or employee of us or any of our subsidiaries, nor were they involved in any related person transaction during fiscal 2010. No interlocking relationships exist between our Board or CO Committee and the board of directors or compensation committee of any other company.

PROPOSAL 2 – ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION

As discussed in the CD&A in this Proxy Statement, our executive compensation program is designed to attract and retain the executive talent essential to the achievement of our short-term and long-term business objectives. We believe that our compensation policies and procedures reward executive officers for both their performance and our company’s performance, and we believe such compensation policies and procedures create interests for our executive officers that are strongly aligned with the long-term interests of our stockholders.

We are providing our stockholders with an advisory (nonbinding) vote on the compensation of our named executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, is designed to give you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement for our Annual of Meeting of Stockholders to be held on March 15, 2011, including the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosure contained therein.”

When you cast your vote, we urge you to consider the description of our executive compensation program contained herein, including in the CD&A and the accompanying tables and related narrative disclosure, as well as the following factors:

•	Compensation decisions for our Chief Executive Officer and other named executive officers are made by a committee of independent directors.

•
We promote a pay for performance culture that ties executive compensation to our ability to achieve important strategic financial and operating objectives.  For example in fiscal 2010, our CO Committee introduced performance-based restricted stock as a key component of our executive compensation program, and for fiscal 2011 performance-based restricted stock will constitute over half of the economic value of equity grants to our named executive officers.

•
A significant portion of each named executive officer’s compensation is at-risk.  For example, shares of performance-based restricted stock granted in fiscal 2010 did not vest due to non-attainment of the stated performance goal.

•	Our executives participate in broad-based Company-sponsored benefits programs on the same basis as other full-time associates with limited perquisites.

•
Our Board recently adopted a clawback policy that will allow our company to seek recovery of certain incentive-based compensation from all of our executive officers in the event of an accounting restatement.

•
All employment agreements for our named executive officers require a termination of employment in addition to a change in control of the company before change in control benefits are triggered, and we do not offer tax gross-up for payments in connection with a change in control.

•
Our CO Committee’s review of the results of management’s evaluation of our compensation programs and practices and agreed with their findings that the risks were within our ability to effectively monitor and manage and were not reasonably likely to have a material adverse effect on us.

•	Our executives are required to achieve ownership of a number of shares of our common stock to further align their interests and actions with the interests of our stockholders.

Because your vote is advisory, it will not be binding upon our Board, it will not overrule any decision by our Board and it will not create or imply any additional fiduciary duties on the Board or any member thereof. However, our CO Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 3 – ADVISORY (NONBINDING) VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

As discussed in Proposal 2 above, we are providing our stockholders an advisory (nonbinding) vote on the compensation of our named executive officers.  The advisory vote described in Proposal No. 2 above is referred to as a “Say-on-Pay” vote.  In Proposal No. 3, we are providing our stockholders with a separate advisory (nonbinding) vote on how often (every one, two or three years) we will provide our stockholders with a Say-on-Pay vote in the future.  We will present this frequency proposal to our stockholders at least once every six years.

You may cast your advisory vote on whether the say-on-pay vote will occur every one, two, or three years, or you may abstain from voting on the matter.  Because your vote is advisory, it will not be binding upon our Board, it will not overrule any decision by our Board and it will not create or imply any additional fiduciary duties on the Board or any member thereof. However, our Board will take into account the outcome of the vote when considering matters to be submitted to stockholders in the future.  In proposal No. 3, you are not voting “for” or “against” any proposal or recommendation by our Board but, rather, are voting for the option (every one, two or three years) you believe is the most appropriate.

Our CO Committee and Board have considered carefully the advantages and disadvantages of each frequency option.  After careful consideration and analysis, our Board recommends a vote in favor of holding a say-on-pay vote every year.  Our CO Committee makes annual decisions regarding many elements of our executive compensation program.  As a result, our Board believes that allowing the stockholders to express their views on the compensation of our named executive officers annually will provide our CO Committee with timely feedback and will allow our CO Committee to understand our stockholders’ concerns as it makes annual executive compensation decisions.  Further, an annual vote will best provide for a meaningful understanding of our stockholders’ view on whether they view our approach to executive compensation as creating an effective pay-for-performance culture.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” (AS OPPOSED TO TWO YEARS OR THREE YEARS) FOR THE FREQUENCY OF FUTURE STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of Paul L. Brunswick (Chairperson), Wilfred A. Finnegan, Terry L. McElroy, Bryan E. Monkhouse and Thomas M. Murnane and operates under a written charter (a copy of which is posted on our website at www.thepantry.com). The general role of the Audit Committee is to assist our Board in overseeing our accounting and financial reporting processes and the audit of our financial statements.

In the performance of its oversight function, the Audit Committee has met and held discussions with management, who represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.  Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed their independence with the independent registered public accounting firm. In connection with such review and discussions, the Audit Committee has considered whether the provision of non-auditing services (and the aggregate fees billed for these services) in fiscal 2010 by Deloitte & Touche LLP to us is compatible with maintaining the independent registered public accounting firm’s independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Management is responsible for our internal control over financial reporting and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including our system of internal control over financial reporting and the preparation of our consolidated financial statements, and members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. The Audit Committee also hires and sets the compensation for our independent registered public accounting firm.

The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s charter, the Audit Committee recommended to our Board that our audited consolidated financial statements for the fiscal year ended September 30, 2010, be included in our Annual Report on Form 10-K filed with the SEC. The Audit Committee also retained Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year.

Submitted by our Audit Committee
Paul L. Brunswick (Chairperson)
Wilfred A. Finnegan
Terry L. McElroy
Bryan E. Monkhouse
Thomas M. Murnane

TRANSACTIONS WITH AFFILIATES

Our Board recognizes that related person transactions can present potential or actual conflicts of interest, and may appear to be motivated by interests other than the best interests of our company and its stockholders.  Notwithstanding these considerations, our Board also recognizes that there are situations where related person transactions may be in the best interests of our company and its stockholders.  Accordingly, our Board has delegated to our Audit Committee, pursuant to the terms of its charter and NASDAQ Listing Rules, the authority to review and approve all related person transactions.  The Audit Committee charter defines a “related person transaction” as a transaction required to be disclosed pursuant to Item 404 of Regulation S-K.  The Audit Committee will review all relevant information available to it about the related party transaction, and will consider, among other things, whether the related person transaction is, under all of the circumstances, in the best interests of our company and its stockholders.  During fiscal 2010, the Audit Committee did not approve any related person transactions.

PROPOSAL 4:    RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee is solely responsible for selecting our independent registered public accounting firm. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011. Although stockholder approval is not required to appoint Deloitte & Touche LLP as our independent registered public accounting firm, we believe that submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. The proxy will be voted as specified, and if no specification is made, the proxy will be cast “For” this proposal.

During fiscal 2010, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their opinion.

The audit report of Deloitte & Touche LLP on our consolidated financial statements for fiscal 2010 and fiscal 2009 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

A representative of Deloitte & Touche LLP will be present at the annual meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents aggregate fees billed (or expected to be billed) for audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) for the audits of our annual consolidated financial statements for fiscal 2010 and fiscal 2009, and aggregate fees billed (or expected to be billed) for other services rendered by the Deloitte Entities during the same periods.

	Fiscal 2010	Fiscal 2009
Audit Fees (a)	$1,525,808	$1,673,000
Audit-Related Fees (b)	35,725	37,750
Tax Fees (c)	81,500	128,611
All Other Fees (d)	31,216	37,499
Total	$1,674,249	$1,876,860

(a)	Audit Fees relating to fiscal 2010 and 2009 consisted of fees for:

•	Audit of our annual financial statements

•	Reviews of our quarterly financial statements

•	Comfort letters, consents and other services related to SEC matters

(b)	Audit-Related Fees relating to fiscal 2010 and 2009 consisted of fees for:

•	Financial accounting and reporting consultations

•	Employee benefit plan audits

•	Agreed-upon procedures engagements

(c)	Tax Fees relating to fiscal 2010 and 2009 consisted of fees for tax compliance and tax planning and advice:

•
Fees for tax compliance services totaled $81,500 and $99,795 in fiscal 2010 and fiscal 2009, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

•	Federal, state and local income tax return assistance

•	Assistance with income tax provisions

•	Assistance with fiscal 2005 and 2006 tax audits and related appeals

•
Fees for tax planning and advice services totaled $-0- and $28,816 in fiscal 2010 and fiscal 2009, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted primarily of reviews of bonus plan and depreciable asset tax lives.

(d)	All Other Fees for fiscal 2010 and fiscal 2009 includes fees for all other permitted services, which consisted of:

•	Human capital advisory services

•	Risk consulting services

In considering the nature of services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provisions of independent audit services. The Audit Committee discussed these services with the Deloitte Entities and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Policy for Approval of Audit and Non-audit Services.    The Audit Committee has adopted, and the Board has ratified, a Policy Regarding the Approval of Audit and Non-audit Services Provided by the Independent Auditor (the “Approval Policy”), which describes the procedures and the conditions pursuant to which the Audit Committee may grant general pre-approval for services proposed to be performed by our independent registered public accounting firm.

All services provided by our independent registered public accounting firm, both audit and non-audit, must be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated member(s) of the Audit Committee, who satisfies the definition of “independent director” under applicable NASDAQ Listing Rules (the “Designated Member”), the authority to grant pre-approvals of “permitted services” (which are defined as those that are not specifically prohibited by the Approval Policy), or classes of permitted services, to be provided by the independent registered public accounting firm. The Approval Policy describes the types of classes of permitted services (e.g., annual audit services or tax consulting services) that may be pre-approved by the Audit Committee or a Designated Member. The pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. The decisions of the Designated Member to pre-approve a permitted service are required to be reported to the Audit Committee at its regularly scheduled meetings. All audit and non-audit services provided by our independent registered public accounting firm during fiscal 2010 and fiscal 2009 were pre-approved by or on behalf of our Audit Committee.

In determining whether to approve a particular audit or permitted non-audit service, the Audit Committee (or the Designated Member) will consider, among other things, whether such service is consistent with maintaining the independence of the independent registered public accounting firm. The Audit Committee (or the Designated Member) will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service to us and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

Our Board recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP for fiscal 2011.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and 10% beneficial owners to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the report forms that were filed and written representations from our executive officers and directors, we believe that during fiscal 2010 our officers, directors and 10% beneficial owners complied with all filing requirements applicable to them, except that each of (i) Melissa Anderson (our former Senior Vice President, Human Resources), Keith Bell and Frank Paci failed to timely file a Form 4 covering one transaction, (ii) Paul Lemerise and John Fisher (our Senior Vice President, Marketing) failed to timely file a Form 4 covering two transactions, (iii)Brad Williams and Berry Epley, our Vice President and Controller, failed to timely file two Form 4s that covered an aggregate of two transactions and (iv) Thomas Murnane failed to timely file a Form 4 covering five transactions.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR
2012 ANNUAL MEETING OF STOCKHOLDERS

Any proposals which stockholders intend to present for a vote of stockholders at the 2012 annual meeting of stockholders and which such stockholders desire to have included in our Proxy Statement and form of proxy relating to that meeting must be sent to our principal executive offices, marked to the attention of our Secretary, and received by us at such offices on or before September 30, 2011, which is 120 calendar days prior to the anniversary of the date of this Proxy Statement. Our determination of whether we will oppose inclusion of any proposal in our Proxy Statement and form of proxy will be made on a case-by-case basis in accordance with our judgment and the rules and regulations promulgated by the SEC. Proposals received after September 30, 2011, will not be considered for inclusion in our proxy materials for our 2012 annual meeting of stockholders; provided, however, that if the date of the 2012 annual meeting of stockholders is more than 30 days before or after the anniversary of this year’s annual meeting, then we must receive written notice of such matters within a reasonable time before we begin to print and mail our proxy materials for the 2012 annual meeting of stockholders.

In addition, if a stockholder intends to present a matter for a vote at the 2012 annual meeting of stockholders, the stockholder must give advance notice to us determined in accordance with our Bylaws. To be timely, a stockholder’s notice must be received by our Secretary at our principal executive offices between November 17, 2011 and December 17, 2011, which is not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of this year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us) (the “Bylaw Proposal Window”). Additionally, if the number of directors to be elected is increased and there is no public announcement by us naming nominees at least 100 days prior to the first anniversary of this year’s annual meeting, a stockholder’s notice with respect to the additional directorships will be considered timely if delivered not later than the close of business on the tenth day following the date of the announcement.

Each such stockholder’s notice must set forth certain additional information as specified in our Bylaws, including without limitation:

•
as to each person whom the stockholder proposes to nominate for election as a director, information relating to such person required to be disclosed in solicitations of proxies for elections of directors, the background and qualification of such person, and a written and signed statement that such person is not and will not become party to any voting commitment that has not been disclosed to us or could limit or interfere with such person’s fiduciary duties if elected, is not and will not become party to any compensation, reimbursement or indemnification agreement with any person other than us and will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

•
as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business.

•
the name and record address of the stockholder, the class and number of shares of our capital stock that are beneficially owned by the stockholder, any derivative instrument or instrument convertible into shares of the company’s common stock, any arrangement pursuant to which such stockholder has a right to vote any shares of the company’s common stock, any short interest in our securities, any rights to dividends separable from the underlying shares, any interest in shares or derivative instruments held by a partnership in which the stockholder is or holds an interest in the general partner, any performance-related fees that such stockholder is entitled to based on increase or decrease in value of our shares, and

•
a representation that the stockholder is a holder of record entitled to vote at the annual meeting, the stockholder plans to attend the meeting and whether the stockholder intends to deliver a proxy statement or otherwise solicit proxies from stockholders.

Finally, if a stockholder gives notice of a proposal after the Bylaw Proposal Window, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2012 annual meeting of stockholders.

We have not been notified by any stockholder of his or her intent to present a proposal from the floor at this year’s annual meeting of stockholders. The proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting of stockholders.

MISCELLANEOUS

Stockholders Sharing the Same Last Name and Address

Only one Annual Report and Proxy Statement or Notice, as applicable, may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.  We will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement or Notice, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.  Requests for additional copies should be directed to our Secretary, by mail addressed to The Pantry, Inc., P.O. Box 8019, 305 Gregson Drive, Cary, North Carolina 27512-9998 or by telephone at (919) 774-6700.  Stockholders sharing an address and currently receiving a single copy may contact our Secretary as described above to request that separate copies of our Annual Report and Proxy Statement be delivered in future years.  Stockholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting our Secretary as described above.

Availability of Annual Report on Form 10-K

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2010, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SEC WILL BE FURNISHED ON WRITTEN REQUEST, WITHOUT CHARGE, TO ANY STOCKHOLDER. SUCH REQUESTS SHOULD BE ADDRESSED TO BERRY EPLEY, VICE PRESIDENT AND CORPORATE CONTROLLER, THE PANTRY, INC., P.O. BOX 8019, 305 GREGSON DRIVE, CARY, NORTH CAROLINA 27512-9998 ((919) 774-6700).

Costs of Soliciting Proxies

We will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to assist in the consultation and preparation in connection with the proxy solicitation, as well as the actual proxy solicitation. We estimate that the aggregate fees paid to Morrow & Co., LLC, will be $5,500. We have also retained Broadridge Financial Solutions, Inc. (“Broadridge”) to aid in the search for stockholders and the delivery of proxy materials, maintain the Internet website where we will make our proxy materials available, establish and operate an online and telephonic voting platform and process and tabulate all votes. We estimate that the aggregate fees, excluding costs for postage and envelopes, to be paid to Broadridge will be $23,500. In addition, as part of the services provided to us as our transfer agent, American Stock Transfer & Trust Company will assist us in identifying recordholders.

Directions to Our Annual Meeting at The Residence Inn by Marriott, Cary, North Carolina

From Durham or points West, including RDU Airport, Take I-40 East to exit 293A, Hwy US 1 South and Hwy 64 West. Follow approx. 5 miles to exit 98A Tryon Rd. Turn right at first traffic light onto Regency Parkway, Hotel 1/4 mile on the left.

From Raleigh or points East take I-40 West to exit 293A, Hwy US 1 South and Hwy 64 West. Follow approx. 5 miles to exit 98A Tryon Rd. Turn right at first traffic light onto Regency Parkway, Hotel 1/4 mile on the left.

If you need additional directions, please call 1-800-909-8392, and we will be glad to direct you to the annual meeting location.

By Order of the Board of Directors

Mark R. Bierley
Senior Vice President, Chief Financial Officer and Secretary

Cary, North Carolina

Appendix A

THE PANTRY, INC. 305 Gregson Drive Cary, NC 27511
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 14, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 14, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:		KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------	----------------------------	--------------------------------------------------------------
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

THE PANTRY, INC.
The Board of Directors recommends a vote “FOR” each of the following nominees:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
			0	0	0

1.	ELECTION OF DIRECTORS
	Nominees:
01)	Terrance M. Marks	06)	Terry L. McElroy
02)	Robert F. Bernstock	07)	Mark D. Miles
03)	Paul L. Brunswick	08)	Bryan E. Monkhouse
04)	Wilfred A. Finnegan	09)	Thomas M. Murnane
05)	Edwin J. Holman	10)	Maria C. Richter

The Board of Directors recommends a vote “FOR” the proposal listed below:							For	Against	Abstain
2.	Advisory (nonbinding) vote on executive compensation.						0	0	0

The Board of Directors recommends a vote of “1 year” for the proposal listed below:						1 Year	2 Years	3 Years	Abstain
3.	Advisory (nonbinding) vote on the frequency of future stockholder votes on executive compensation.					0	0	0	0

The Board of Directors recommends a vote “FOR” the proposal listed below:							For	Against	Abstain
4.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending September 29, 2011.						0	0	0

Please date and sign this Proxy and return promptly.

Please sign your name exactly as it appears on this card.  When signing for a corporation, partnership, limited liability company or other legal entity, or as agent, attorney, trustee, executor, administrator, or guardian, please indicate the capacity in which you are signing.  In the case of joint tenants, each joint owner must sign.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The  Notice and Proxy  Statement  and  Annual Report  are  available  at www.proxyvote.com.

THE PANTRY, INC. Annual Meeting of Stockholders March 15, 2011 10:00AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Terrance M. Marks and Mark R. Bierley as proxies, each with the full power of substitution to represent the undersigned and to vote all of the shares of stock in The Pantry, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, March 15, 2011 at 10:00 a.m. Eastern Time, at The Residence Inn by Marriott, 2900 Regency Parkway, Cary, North Carolina 27518, and any adjournments thereof.

Shares represented by this proxy will be voted as directed on the reverse side. Unless a contrary direction is indicated, the shares will be voted FOR election of the director nominees listed on the reverse side, and FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending September 30, 2010, and, in the discretion of the persons acting pursuant to this proxy, on any other matters that properly come before the Annual Meeting or any adjournments thereof, all as more specifically set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

By signing the proxy, a stockholder will also be authorizing the proxyholder to vote in his discretion regarding any procedural motions that may come before the Annual Meeting. For example, this authority could be used to adjourn the meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to stockholders. The Company has no current plans to adjourn the Annual Meeting, but would attempt to do so if the Company believes that adjournment would promote stockholder interests.

THE BOARD FAVORS A VOTE "FOR" THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED

PLEASE MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(continued and to be signed on the reverse side)